Exhibit 10.1

EXECUTION VERSION
CONFIDENTIAL

OPTION AGREEMENT
This Option Agreement (including all Schedules, exhibits and annexes attached hereto or referenced herein, which in each case are made a part hereof, this “Agreement”) is entered into and effective as of January 6, 2020 (the “Effective Date”) by and between Pabst Brewing Company, LLC, a Delaware limited liability company (“Pabst”), MillerCoors LLC, a Delaware limited liability company (“MillerCoors”) and MillerCoors USA LLC, a Delaware limited liability company (“Optionor”). Each of Pabst, MillerCoors and Optionor may be referred to herein collectively as the “Parties” and separately as a “Party.”
RECITALS
WHEREAS, MillerCoors and Pabst entered into a Settlement Agreement dated as of the date hereof (the “Settlement Agreement”);
WHEREAS, Optionor owns the fee simple interest in and to the parcels of real property as legally described in Exhibit A attached hereto and incorporated herein by reference (the “Land”), together with all buildings and improvements located thereon (the “Improvements”), which Improvements include the brewery at 81 East First Street and 15801 First Street in Irwindale, California (the “Brewery”);
WHEREAS, in accordance with the terms provided for herein, Optionor and MillerCoors hereby agree to grant to Pabst an option to acquire the Purchased Assets (as hereinafter defined), which includes the Brewery and certain additional assets, and Pabst hereby agrees to accept the option to acquire the Purchased Assets, upon the terms and provisions set forth more fully below; and
WHEREAS, capitalized terms have the meanings ascribed to them in this Agreement, including in Annex A hereto.
NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the Parties, the Parties hereto agree as follows:
1.OPTION GRANT; TERM; EXERCISE NOTICE; CLOSING.
1.1    Option Grant. Optionor and MillerCoors hereby grant Pabst an option (the “Option”) to purchase, subject to and in accordance with the terms of this Agreement (including, without limitation, the conditions precedent contained in Section 7.2 below), all of the Optionor’s right, title and interest in and to the Purchased Assets. The purchase price for the Purchased Assets shall be One Hundred Fifty Million and No/100 US Dollars ($150,000,000.00) (the “Purchase Price”), subject to adjustment in accordance with Article 9. No later than sixty (60) days following the Exercise Date (as defined below), Optionor shall deliver to Pabst a valuation study by a third-party appraiser allocating the Purchase Price among the Purchased Assets (the “Allocation Appraisal”). Optioner shall choose the third party appraiser (i) with the prior written consent of Pabst (not to be unreasonably withheld) for any nationally recognized appraiser of breweries or (ii) in its sole discretion for any “Big Four” accounting firm.  Pabst shall have fifteen (15) days thereafter

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to review and raise any objections with respect to the Allocation Appraisal.  If Pabst does not timely raise any objections, Pabst will be deemed to have approved the Allocation Appraisal as delivered by Optionor for purposes of: (i) the filing of all tax returns and any other forms relating to state and federal income taxes, transfer taxes, excise taxes, sales taxes and/or similar taxes in the event of a Closing (such returns and forms, the “Tax Returns”) and (ii) valuing the Land other than the Pits for purposes of Section 1.10(a).  If Pabst raises any such objections, Pabst and Optionor shall, for the thirty (30) days thereafter, exercise good faith efforts to resolve those objections, and, if Pabst and Optionor cannot resolve any disagreements relating to the Allocation Appraisal within such thirty (30)-day period, Pabst and Optionor shall submit the matter for resolution to the Independent Accountants as provided in Section 12.5 below, who shall in such case make the final determination with respect to the Allocation Appraisal. Each of the Parties shall file all Tax Returns and other forms with all applicable tax authorities on a basis consistent with the Allocation Appraisal.
1.2    Purchased Assets.
(a)The Purchased Assets shall include the Land, the Improvements (including, without limitation, the Brewery) and all rights, privileges and easements appurtenant to Optionor’s interest in the Land and the Improvements, including (without limitation) all of Optionor’s right, title and interest, if any, in and to all mineral and water rights and all easements, covenants and other rights of way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements, including (without limitation) any easements for parking, accesses or utilities (the Land, the Improvements and all such easements, rights and appurtenances, collectively, the “Real Property”), together with the following assets (hereinafter referred to collectively with the Real Property as the “Purchased Assets”):

(i)
Brewery Assets. All of the owned machinery, equipment (including, for the avoidance of doubt, the keg line and all equipment (including the CIP system) related thereto), furniture, fixtures, trade fixtures, maintenance, repair and operations inventory (“MRO Inventory”; MRO Inventory, for the avoidance of doubt, shall not be considered inventory for purposes of Section 1.2(c)(v)), improvements, office equipment, office supplies, and other tangible personal property, which are used primarily in the operation of the Brewery (including without limitation the manufacturing, packaging, bottling, canning, and distribution processes) and are located on or at the Real Property (collectively, with the computer equipment described in (iii) below, and excluding, for the avoidance of doubt, the Excluded Assets, the “Brewery Assets”), provided that Brewery Assets shall not include any property that is leased by an Optionor Party from a third party, it being understood that the scope of leased Purchased Assets is provided for below in Section 1.2(a)(ii).

(ii)
Leased Assets and Equipment Leases. All rights and interest in and to all equipment leases and other leases for Leased Assets located on or at the Real Property and used primarily at the Real Property, (the

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“Equipment Leases”), to the extent assignable and save and except the Cancelled Contracts; provided that any equipment leases and/or master equipment leases which include any equipment located outside of the Real Property (the “Master Leases”) shall not be transferred.

(iii)
Computer Equipment. (1) All (x) computer equipment located on or at the Real Property and used in Brewery operations specifically designated as “Brewery” and containing a “Y” in Column H, in Schedule 1.2(a)(iii) attached hereto (collectively, “Brewery Computer Equipment”) that is owned by Optionor or MillerCoors and (y) all rights and interest in and to all leases and licenses (if any) for Brewery Computer Equipment, to the extent assignable and save and except the Cancelled Contracts, and (2) all software (i) applications contained in the Brewery Computer Equipment or (ii) designated as “Brewery” and containing a “Y” in Column G in Schedule 1.2(a)(iii) attached hereto (collectively “Transferred Software”), save and except the Cancelled Contracts, provided that the Transferred Software shall only include software subject to the ability to transfer such software to Pabst, and subject to consents of third parties as necessary. For the avoidance of doubt, Transferred Software does not include proprietary data that includes MillerCoors' competitively sensitive information as determined by MillerCoors, including without limitation, specifications, recipes and formulas that are not used to produce Pabst beer.

(iv)
Union Contracts.  All right, title and interest in and to any agreements with any union, including collective bargaining agreements, side letters and memoranda of understanding covering employees located at the Brewery as written on the Effective Date with any amendments as required by law or as mandated by amendments to or otherwise required by a Union Employee Benefit Plan (the “Union Contracts”), as such contracts may be amended at or prior to Closing by Pabst (subject to the terms of Section 1.7(d) and paragraph (c) of Schedule 1.4).

(v)
Service Contracts. All right, title and interest in and to all service contracts and maintenance contracts pertaining primarily to the Purchased Assets (the “Service Contracts”), to the extent assignable, and all warranties, guarantees, and other agreements pertaining solely to the Purchased Assets, to the extent assignable, in all cases save and except the Cancelled Contracts.

(vi)	Licenses and Permits. All licenses, permits, approvals, qualifications, registrations and governmental authorizations (the “Permits”)

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related primarily to the Purchased Assets, but (subject to Sections 4.2 and 7.1(e)) only to the extent assignable or transferable, and, further, not including any licenses and/or permits issued by the Alcohol and Tobacco Tax and Trade Bureau or any state alcoholic beverage commission (the “TTB Licenses”).

(vii)
Records. All engineering data, designs, drawings, surveys, maintenance records, equipment manuals and equipment records to the extent related solely to the Purchased Assets (“Records”), but subject to Section 4.4, not including formulas, competitively sensitive information, accounting records, recipes, and/or trade secrets of Optionor, MillerCoors and/or their Affiliates or any employment information of any employee or former employee of MillerCoors or any of its Affiliates. Notwithstanding the foregoing, Purchased Assets shall include the relevant employment information and records of current employees of Optionor, MillerCoors and/or their Affiliates who consent in writing to the transfer of such information/records.

(viii)	Non-union Benefit Plans. The Kaiser Permanente Traditional HMO Plan (the “Kaiser Plan”), to the extent such plan is assignable.

(ix)
Union Employee Benefit Plans. All rights to the Multiemployer Plans provided under any of the collective bargaining agreements with the unions at the Brewery, as amended pursuant to Section 1.2(a)(iv) (each, a “Union Employee Benefit Plan”).

(x)
Leases. Subject to Section 1.8, all space leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto and guaranties related thereto, relating to the Purchased Assets or any portion thereof and pursuant to which Optionor or any Optionor Party is lessor or sublessor and the counterparty thereunder is not an Optionor Party (the “Leases”).

(xi)	Keg and Pallets. Any 1/2 barrel kegs and pallets associated with such kegs located at the Real Property.

(xii)	Greenhouse Credits. All greenhouse gas emission credits, carbon credits or similar environmental tax credits related to the Brewery and allocated to the Brewery for periods from and after Closing.
Notwithstanding anything to the contrary in this Section 1.2(a), the Purchased Assets shall not include any assets located as of the Effective Date at any brewery other than the Brewery.
(b)    The Purchased Assets may be subject to the Permitted Liens. As used herein, the term “Permitted Liens” shall mean (i) statutory liens for current taxes, assessments, fees and

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other charges by Governmental Entities that are not due and payable as of the Closing Date, (ii) zoning restrictions, building codes and other land use laws regulating the use or occupancy of the Brewery or activities conducted thereon, (iii) easements, rights of way, imperfections in title, covenants, conditions, encroachments, restrictions, and similar encumbrances against real property, in each case of record as of the Exercise Date and which do not, individually or in the aggregate, hinder the use or operation of the Purchased Assets, (v) any survey matters which would be revealed, as of the Exercise Date, by an accurate ALTA/ACSM survey of the Brewery; and (vi) those statutory and contractual liens granted by Optionor to any lessor or licensor under any leases or licenses assumed by Pabst under Section 1.2 (provided that any such statutory or contractual liens granted in violation of Article 4 shall not be considered Permitted Liens). For purposes of clarity, Permitted Liens shall mean all matters disclosed in the title commitment and surveys obtained by Pabst prior to the Exercise Date, other than the Mandatory Cure Items, as hereinafter defined. Notwithstanding the foregoing, Optionor shall be required prior to the Closing to cure and cause the removal from title to the Real Property of all monetary liens related to the Real Property or any portion of the Purchased Assets, including without limitation all mortgage liens, mechanic’s liens and judgment liens suffered or incurred (or arising from actions or omissions) by Optionor or its Affiliate (“Mandatory Cure Items”), and, notwithstanding anything to the contrary herein, Mandatory Cure Items shall not constitute Permitted Liens.
(c)    Notwithstanding the foregoing, the following assets of Optionor (the “Excluded Assets”) shall not be transferred to Pabst even though they may relate primarily to a Purchased Asset:

(i)	Cash. All cash, cash equivalents, bank accounts and securities.

(ii)	All prepaid expenses. Subject to the provisions of Article 9, all (A) prepaid expenses and advance payments in respect of periods following the Closing Date, and (B) security deposits.

(iii)	Accounts Receivable. All accounts receivables, notes receivables, affiliate receivables, and similar rights of Optionor.

(iv)	TTB Licenses. The TTB Licenses.

(v)	Inventory. All inventory (but not MRO Inventory), finished goods and work in progress, other than the specific kegs and related pallets described in Section 1.2(a)(xi).

(vi)	[Omitted.]

(vii)	Raw Materials. All of the raw materials, including without limitation, Optionor’s hops, its wort streams, its yeasts, its cans, its bottles and its ingredients.

(viii)	Software. All software and all right, title and interest in and to all the software licenses for any software located or used at the Brewery

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that are, in each case, identified in Schedule 1.2(a)(iii) and containing an “N” in column G attached hereto (the “Excluded Software”) and any software located or used at the Brewery which cannot be transferred to Pabst under the terms of the applicable agreement or for which a consent from the third party provider has not been obtained at or prior to the Closing.

(ix)
Computer Equipment. All (A) laptops, (B) all computer equipment which is not located at the Real Property and (C) if Optionor discovers additional computer equipment at the Brewery after the Effective Date (i.e., equipment not referenced as of the Effective Date on Schedule 1.2(a)(iii)), and if in each case such additional equipment is not integral to Brewery operations, then any such additional equipment of which MillerCoors notices Pabst in writing that it is excluding pursuant to this Section 1.2(a)(ix) within sixty (60) days of the Effective Date (collectively, “Excluded Computer Equipment”).

(x)
Employee Benefit Plans. All employee benefit plans, programs or arrangements providing for compensation, bonuses, profit sharing, stock option or other forms of deferred compensation, fringe benefits, health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), including any assets related to such employee benefit plans; provided that the benefit plans listed as Purchased Assets would be transferred.

(xi)
Intellectual Property Assets. All of the U.S. and foreign patents, patent applications, trademarks, trademark registrations, trademark applications, copyrights, copyright registrations, copyright applications, mask works, service marks, service mark registrations, service mark applications, European Community design rights, domain names, web sites, trade names, inventions, research and development, discoveries, and recipes, formula, trade secrets, know-how, proprietary information, confidential information, technical knowledge, advertising rights, goodwill and related rights of the Optionor, MillerCoors and/or their Affiliates (collectively, the “Intellectual Property”); provided that any DBA filings, if any, with the Los Angeles County Registrar’s office related to Pabst or any Pabst products and any derivations thereof shall not be Excluded Assets.

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(xii)	Retained Entities. Any right, title and interest in any entity owned directly or indirectly by Molson Coors Beverage Company.

(xiii)
MillerCoors USA. Optionor’s franchise to be a limited liability company, organizational costs, certificate of formation, operating agreement, minute books, corporate seals and other corporate records having to do with its organization and capitalization.

(xiv)	Rights. All rights to any action, suit or claim of any nature available to or being pursued by Optionor, whether arising by way of counterclaim or otherwise.

(xv)	Retained Breweries. All right, title and interest in any breweries, other than the Brewery.

(xvi)	Real Estate Leases. All right, title and interest in and to any real estate leases not demising the Purchased Assets or any portion thereof.

(xvii)
Certain Intangible Assets. All (A) customer and distributor lists, (B) supplier lists, other than any specific suppliers whose raw materials are used in the operation of the Brewery, and (C) research and development materials unrelated to the brewing of Pabst products.

(xviii)	Taxes. All tax refunds, credits and prepayments relating to the period on or prior to the Closing Date.

(xix)
Records. All books of account, ledgers, billing records, accounting records, correspondence, manuals, marketing and sales literature, and other books and records of Optionor, including any information containing any confidential information, formulas and/or trade secrets of Optionor, MillerCoors and/or their Affiliates, in each case not relating primarily to the production or packaging of Pabst products, and all employment records of employees or former employees unless such individual consents to the transfer to Pabst.

(xx)	Miscellaneous Assets. All artwork and any historic memorabilia and rights therein.

(xxi)	Vehicles and Trailers. All vehicles and trailers.

(xxii)	Supply Agreements. All rights to supply agreements with any third parties.

(xxiii)	Insurance. All rights to MillerCoors’ and/or their Affiliates’ insurance policies, except for any monetary awards which Pabst is entitled to receive pursuant to Article 5 (Damage or Condemnation).

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(xxiv)	Greenhouse Credits. All greenhouse gas emission credits, carbon credits or similar environmental tax credits related to the Brewery and allocated to the Brewery for periods prior to the Closing Date.

(xxv)	All Other Assets. All other assets of Optionor, other than those assets specifically set forth in the definition of Purchased Assets.
(d)    Signage. Optionor shall not have any obligation (including financial) to remove any logos and signs related to the Optionor, MillerCoors and their brands, including all signage and skins on any vats included within the Purchased Assets (collectively, “Signage”). Should Pabst exercise the Option and a Closing occur, Pabst shall have the right from and following Closing to remove and dispose of Signage.
(e)    Kegs and Pallets. For clarity, any kegs and pallets which are included in the Purchased Assets shall count towards 85,000 1/2 barrel kegs and pallets associated with such kegs to be delivered to Pabst pursuant to the Settlement Agreement.
(f)    Contracts. To the extent any Permits or Assumed Contracts included as part of the Purchased Assets require any fees, costs or expenses to be paid to any Person (other than an Affiliate of Optionor or MillerCoors) in connection with the transfer or assignment of such Purchased Assets at the Closing, Pabst shall be solely responsible for the payment of such fees, costs and expenses associated with the transfer or assignment to Pabst of any such Permits or Assumed Contracts. Pabst shall also be responsible for any costs to be paid to any Person (other than an Affiliate of Optionor or MillerCoors) to obtain licenses to software and to configure any software to allow Pabst to operate the Brewery.
(g)    Covenant Not to Sue. From and after the Closing Date, Optionor and MillerCoors shall not, and shall cause their Affiliates not to, directly or indirectly, sue or initiate, be a party to, or otherwise assert or participate in any way with respect to any action against Pabst or its current or future Affiliates or their respective successors or assigns for any infringement, misappropriation, or other violation of any Brewery IP (defined herein) in connection with the: (i) use, copying, modification, development, creation of derivative works, or other exploitation of any and all such Brewery IP for purposes of the operation of the Brewery, or (ii) use of such Brewery IP to make or otherwise produce any Pabst product (currently existing or developed in the future) at the Brewery or the sale, offer for sale, import or other distribution of any such product. Optionor and MillerCoors, on behalf of themselves and their Affiliates, acknowledge and agree that the covenant not to sue granted under this Section 1.2(g) shall be binding upon any assignee, exclusive licensee, or any other successor-in-interest. Pabst shall not brew any of MillerCoors' or its Affiliates' beer at the Brewery following the Closing Date, without a written alternation agreement. This Section 1.2(g) shall survive the Closing indefinitely. For clarity, the foregoing does not represent an obligation that MillerCoors or its Affiliates will obtain a covenant not to sue from any third party, including software providers.
(h)    Brewery IP. “Brewery IP” means patents, copyrights, trade secrets (only as they relate to the Brewery and the operation of the Brewery with respect to the manufacture, packaging, bottling, canning and distribution of Pabst’s beer, including its wort streams used to

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make Pabst products), related know-how, and specific applications corresponding to Transferred Software (including any specific configurations or customized environments specific to the Brewery) owned by Optionor or MillerCoors or their Affiliates and used in the operation of the Brewery. For the avoidance of doubt, Brewery IP does not include any (1) any formulas, recipes, and/or trade secrets of Optionor, MillerCoors and/or their Affiliates not related to the Brewery and the production of Pabst's products at the Brewery, (2) any third-party software, (3) trademarks, service marks, goodwill and related rights of Optionor, MillerCoors and/or their Affiliates or (4) any Intellectual Property not used at the Brewery.
(i)    IT Acknowledgement. Pabst acknowledges that it will not be obtaining Optionor's ERP system and certain other hardware servers and software that are necessary for the Brewery to operate, designated by an “N” in columns G and H on the Schedule 1.2(a)(iii) hereto and any third-party software which is not permitted to be transferred or cannot be transferred without consent. Pabst acknowledges that it must obtain at its election its own licenses for all software that is listed with a “Y” in column G on Schedule 1.2(a)(iii) and such software will only be assigned to Pabst with the approval of the third parties and if such license can be separated. Pabst acknowledges that it will not be entitled to any software that is listed with a “N” on Schedule 1.2(a)(iii).
1.3    No Assumption; Liability Disclosure Notice.
(a)    Subject to Section 12.15 (As-Is Sale) and other than pursuant to applicable laws or the express terms of this Agreement, Pabst shall not assume or have any responsibility for any Liability relating to the Purchased Assets (or any portion thereof) for any acts, omissions or occurrences of the Optionor Parties prior to the Closing, and, notwithstanding anything to the contrary herein, Optionor and MillerCoors shall retain, and Optionor and MillerCoors shall discharge and perform when due and payable, all Liabilities relating to the Purchased Assets (or any portion thereof) for any acts, omissions or occurrences of the Optionor Parties prior to the Closing. For instance, if an employee of MillerCoors brings a wage and hour claim after Closing relating to acts, omissions or occurrences of the Optionor Parties that exist or arise prior to Closing or amends a pre-Closing claim after Closing to add additional claims such as waiting time penalties relating to acts, omissions or occurrences of the Optionor Parties that exist or arise prior to Closing, MillerCoors shall be responsible for any resulting Liabilities. The Parties acknowledge and agree that Pabst shall assume all Liabilities arising from the Assumed Contracts (including with respect to the Leased Assets leased thereunder) following the Closing pursuant to the Assignment and Bill of Sale entered into at Closing, as well as the Permits assigned thereunder. For clarity, any claim pursuant to this Section 1.3(a) shall be made pursuant to Section 11.2(d).
(b)    Within sixty (60) days of the Effective Date, Optionor agrees to deliver to Pabst a list, as of such date of delivery, of any pending or, to Optionor's Knowledge, threatened (in writing) lawsuits or governmental actions, which are of the type to be set forth on Schedule 3.1(d) (the “Liability Disclosure Notice”).
(c)    In the event the Closing occurs, MillerCoors shall not assume or have any responsibility for any Liability relating to the Purchased Assets (or any portion thereof) for acts or occurrences on or after the Closing, and Pabst shall assume, and shall discharge and perform when due and payable, all Liabilities relating to the Purchased Assets (or any portion thereof) for acts or

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occurrences on or after the Closing. MillerCoors shall have no obligation to maintain any insurance on the Purchased Assets after the Closing. For instance, if an employee falls or is injured by an unsafe piece of equipment the day following the Closing, Pabst shall be responsible for any Liabilities related to a claim arising from such fall or injury. In the event that an employee or third party contractor falls and is injured the day prior to the Closing, Optionor shall be responsible for any Liabilities related to a claim arising from such fall or injury. For clarity, any claim pursuant to this Section 1.3(c) shall be made pursuant to Section 11.3(a)(iv).
(d)    Pabst shall be responsible for any Liabilities solely for Pabst’s unlawful actions with respect to Optionor’s and MillerCoors’ employees prior to or after the Closing (including wrongful termination, discrimination, retaliation or unlawful harassment claims) (any such Liabilities, “Pabst’s Hiring Liability”).
(e)    This Section 1.3 shall survive the Closing.
1.4    Employees. The Parties agree to the terms and conditions of Schedule 1.4. Further, in connection with the termination of any of its employees, MillerCoors and its Affiliates shall pay out all paid time off to its employees in accordance with California law for the pre-Closing period. This Section 1.4 shall survive the Closing indefinitely.
1.5    Option Term.
(a)    Exercise. Pabst may exercise the Option by delivering (i) written notice to Optionor electing to purchase the Purchased Assets (the “Exercise Notice”; and the date of delivery of the Exercise Notice, the “Exercise Date”) at any time during the one hundred twenty (120) days following Pabst’s receipt of the Closure Notice and (ii) the Deposit (as defined below) to Escrow Agent in accordance with Section 6.1 below. If Pabst fails to timely deliver the Exercise Notice and the Deposit in accordance with this Section 1.5 and Section 6.1 below, the Option and this Agreement shall immediately expire, terminate and be of no further force or effect, and Optionor may (x) commence the Plant Closure, (y) commence to market the Purchased Assets for sale, and/or (z) sell any of the Purchased Assets free of Pabst’s Option.
(b)    Plant Closure. Optionor shall elect, prior to March 1, 2020 (the timing of such election prior to March 1, 2020 to be made by Optionor in its sole and absolute discretion), to discontinue its operations at the Brewery and close the Brewery (hereinafter referred to as a “Plant Closure”); provided that MillerCoors shall comply with its obligations set forth in Article 4. Optionor shall provide Pabst with written notice of its election to effectuate a Plant Closure no later than March 1, 2020 (the “Closure Notice”; and the date of delivery (including deemed delivery), the “Closure Notice Delivery Date”), it being understood that if Optionor does not timely provide the Closure Notice to Pabst, the Closure Notice shall be deemed delivered by Optionor and received by Pabst on March 1, 2020. Optionor and Pabst agree to discuss any modifications to the Plant Closure process to allow for a more seamless transition and sale process; provided that MillerCoors and its Affiliates shall not be required to pay any stay bonuses to any of its employees or to guarantee the number of employees who will continue to work through any transition.

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(c)    Closing Date. The Exercise Notice must include a date for the closing of the purchase and sale of the Purchased Assets (the “Closing”), which Closing shall be within six (6) months after the Exercise Date, but in no event earlier than September 1, 2020 or later than December 31, 2020. The date of the Closing, as the same may be extended pursuant to Section 10.1 and/or Section 10.2, is referred to herein as the “Closing Date.”
(d)    Transition Services. Within sixty (60) days of the Exercise Date upon the prior written request by Pabst delivered to Optionor, the Parties will use commercially reasonable efforts to negotiate a transition services agreement (the “Transition Services Agreement”) that would remain in place for a maximum of ninety (90) days after the Closing; provided however, that Optionor shall not be liable for any damages under the Transition Services Agreement (except breach by Optionor of the standard of service set forth in the Transition Services Agreement) and the Transition Services Agreement shall provide commercially reasonable compensation to Optionor for the services provided thereunder. The Transition Services Agreement shall cap MillerCoors’ liability at 10% of the amount it is paid under the Transition Services Agreement.
1.6    Option Consideration. The Option is granted in part as consideration for the Settlement Agreement, separate and independent of the Deposit. The Purchase Price contained herein is not subject to reduction or credit except as set forth in Sections 9.1 and 9.2.
1.7    Inspections.

(a)    Data Room. From the Effective Date until the Closing or earlier termination of this Agreement in accordance with its terms, Optionor shall grant and provide access to the Data Room to Pabst and such Authorized Persons as Pabst from time to time requests. From and following the Effective Date, (1) to the extent not heretofore made available to Pabst and uploaded to the Data Room, Optionor and MillerCoors shall use commercially reasonable efforts to deliver to Pabst the information and documents included in Schedule 1.7(a)(1) (the “Transition Outline”) and the information and documents included in Schedule 1.7(a)(2) (the “Due Diligence List”) in each case via the Data Room and in approximately the timeframes set forth therein (if any, otherwise reasonably promptly upon request), and in each case other than any materials or information which the Transition Outline or the Due Diligence List states will not be provided, and (2) to the extent not heretofore completed, MillerCoors shall use its commercially reasonable efforts to do such acts as the Transition Outline specifically provides in approximately the timeframes set forth therein. Promptly (and in any case no later than sixty (60) days following the Closure Notice Delivery Date), Optionor shall populate the Data Room with all Contracts, but only to the extent in each case that such items are to the then-current knowledge of Optionor or MillerCoors then in the possession or reasonable control of the Optionor Parties. Optionor shall reasonably promptly after any request by Pabst therefor from time to time upload to the Data Room such documents as Pabst may reasonably request from time to time with respect to the Purchased Assets, subject to the succeeding provisions of this Section 1.7(a); other than any materials or information, which the Transition Outline and the Due Diligence List states will not be provided. Notwithstanding anything to the contrary herein, no Optionor Party has any obligation under this Section 1.7(a) to deliver or make available to Pabst any Optionor Party’s internal memoranda, internally-produced reports, financial statements, attorney-client privileged materials, information which would cause a breach of any obligations to a third party (including confidentiality), any competitively sensitive information and/or any pricing

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or costs. Except as may be otherwise specifically and expressly set forth in Article 3 below, Optionor Parties make no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of, or conclusions drawn in, the information contained in the Documents. The Parties agree that, in an effort to minimize or eliminate the risk of any unintended antitrust concerns arising from the exchange of information in the diligence process, upon request of any Party, the Parties will implement reasonable customary precautions to protect information provided in the diligence process (such as, by way of example only, establishing a “clean team” to review certain diligence materials).
(b)    General. Upon execution of this Agreement until the earlier of Closing and termination of this Agreement in accordance with its terms, Pabst and Pabst’s employees, agents, consultants, representatives and contractors (hereinafter collectively referred to as “Pabst’s Agents”) shall have the right to enter upon the Real Property at reasonable times during normal business hours to perform such inspections, testing, and surveys at the Real Property, at Pabst’s sole risk, cost and expense, provided that the times and methods of such inspections and investigations shall, prior to the Closure Notice Delivery Date, be subject to MillerCoors’ prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Pabst’s and Pabst’s Agents’ access to the Real Property shall be for the purposes of (a) reviewing such materials in Optionor’s or MillerCoors’ possession regarding the Purchased Assets as may be provided or made available to Pabst at the Real Property by Optionor (or its Affiliates, agents or representatives), (b) inspecting the physical condition of the Real Property and the other Purchased Assets and conducting physical and environmental tests and assessments of the Real Property, including a Phase I and Phase II environmental site assessment or any similar testing of the Real Property, (c) performing a land title survey of the Real Property (the “Survey”), and (d) otherwise conducting Pabst’s diligence review of the Purchased Assets consistent with the terms of this Agreement. Optionor agrees that Pabst’s and Pabst’s Agents’ access and inspection rights may include the following: (I) PZR or another third party zoning consultant engaged by Pabst may make contact with the zoning and/or building department of the city and/or county in which the Real Property is located as part of Pabst’s customary due diligence to confirm compliance with applicable zoning and building code requirements, and (II) only after the delivery of an Exercise Notice, Pabst may contact Governmental Entities having jurisdiction over the Real Property and/or Optionor in order to discuss Pabst’s acquisition of the Brewery. Pabst shall not have any contact or conversations with Optionor’s nor MillerCoors’ employees (other than those who are on the transition team for the Transaction) or unions until after the Closure Notice Delivery Date. Furthermore, with regard to any Phase II environmental testing or any invasive testing of building materials, Pabst shall first provide Optionor with a detailed explanation of the reasons and methods for such test and obtain Optionor’s prior written consent to such testing, which consent shall not be unreasonably conditioned, withheld or delayed. Furthermore, unless required by law, Pabst agrees not to discuss or disclose the results of such Phase II environmental testing nor the results of the tests on building materials with or to Optionor and shall treat such information as Confidential Information. For avoidance of doubt, this is an “as is, where is” transaction intended to resolve ongoing disputes between the Parties and, therefore, Optionor shall be under no obligation whatsoever to reduce the Purchase Price further nor to provide Pabst with any credits (except as expressly provided in Section 9) under any circumstances, including but not limited to in the event Pabst’s inspections and/or due diligence investigation of the Purchased Assets reveal any material defects, liabilities or imperfections. Pabst

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agrees not to renegotiate the Purchase Price. Provided that Optionor and MillerCoors have complied with Section 4.1 (and, with respect to the following prong (y) only, Section 4.2 below) and subject to the provisions of Section 7.3 and Section 10.2 below, if Pabst (x) discovers any material defect, liabilities or imperfections with the Purchased Assets at any time prior to Closing or (y) is unable to secure all Material Consents or permission to transfer or assume any of Material Agreements and Permits, then Pabst may (i) waive such finding or condition precedent or (ii) as its sole and exclusive remedy, terminate this Agreement and forfeit the Deposit (if the Option has been exercised), without any further recourse against MillerCoors and/or Optionor.
(c)    Others at the Property; Notice. Pabst agrees that, in exercising its rights under this Section 1.7, Pabst will not, and will cause Pabst’s Agents not to, unreasonably interrupt or interfere with the activities of Optionor’s employees, guests, tenants or other persons or entities occupying or providing service at the Real Property or with respect to its operation of the Brewery. Pabst shall, upon at least three days’ prior notice before entering upon the Real Property for purpose of the permitted activities set forth in this Section 1.7, give Optionor notice of its intention to conduct such activity (which such notice may be given by e-mail to the member of the transition team designated by the officers of MillerCoors) so that Optionor shall have an opportunity to have a representative present during any such inspection. Following delivery of an Exercise Notice, Pabst may (subject to the terms of Section 1.7(b)) discuss the Purchased Assets with any Governmental Entities.
(d)    Employee Matters. At any time within one (1) year after the Closure Notice Delivery Date, Pabst may initiate discussions and make offers of employment to any of Optionor’s or MillerCoors’ employees at the Brewery that Pabst would like to retain, provided that such offers of employment are not effective until on or after Closing. In addition, at any time after the Closure Notice Delivery Date, Pabst may initiate discussions with any or all of the unions representing employees at the Brewery, provided that Pabst gives at least 3 days advance notice to MillerCoors. Pabst may consult with certain of Optionor’s or MillerCoors’ employees regarding the discussions with the unions but whether any employee or representative of Optionor or MillerCoors participates in the union meetings shall be at Pabst sole and absolute discretion. Optionor and MillerCoors agree to make such personnel, including but not limited to labor relations and human resources employees, reasonably available to Pabst. Any agreement(s) reached between Pabst and any union may be binding but shall not have an effective date prior to Closing. The Parties will keep each other reasonably informed on an ongoing basis about their respective negotiations with the unions. Notwithstanding the foregoing, after the Closure Notice Delivery Date or earlier if MillerCoors gives notice to Pabst that it will be issuing notices pursuant to the WARN Laws, Pabst shall be permitted at Pabst's own expense to offer retention incentives to non-union employees it may wish to retain, and such offers may be payable at any time at, before or after Closing, provided Pabst pays all taxes associated with such retention incentives. Similarly, Pabst shall be permitted to negotiate with the unions retention incentives for certain union employees it may wish to retain, and such offers may be payable by Pabst at any time before or after Closing, as well as all taxes associated therewith. The Parties agree to follow the additional procedures set forth on Schedule 1.7(d) with respect to the Unions.

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(e)    Restoration. With respect to any damage or alteration of the physical condition of the Real Property (or any other Purchased Assets) caused by Pabst or Pabst’s Agents’ entry upon and on-site inspections of the Real Property (and the Purchased Assets), Pabst shall, at its sole cost and expense, promptly repair and restore the Real Property (or any other Purchased Assets) to the same condition as existed prior to such inspection.
(f)    Independent Investigation. During the 120 day period after the Closure Notice Delivery Date, Pabst is to conduct its own independent investigation, review and analysis of the Purchased Assets. In the event Pabst makes a decision to provide an Exercise Notice, Pabst is making its own decision at such time to exercise the Option or not and to consummate the transactions contemplated hereby, and Pabst acknowledges it is to rely on its own investigation.
(g)    Indemnification. Pabst agrees to indemnify, defend and hold Optionor and MillerCoors pursuant to Article 11 free and harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorneys’ fees and costs) caused by Pabst or Pabst’s Agent’s entry upon and inspection of the Real Property, excluding any loss or damage arising from (i) the mere discovery of pre-existing conditions at the Real Property without exacerbation by Pabst or Pabst’s Agents and (ii) Optionor’s (or its agents’, employees’, representatives’ or contractors’) negligence or willful misconduct (the “Pabst Inspection Liabilities”).

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1.8    Assumed Contracts. Within sixty (60) days after the Exercise Date, Pabst shall notify Optionor in writing as to which of the Service Contracts and Equipment Leases (which, for the avoidance of doubt, do not include the Master Leases) and all other Contracts which Pabst elects (in its sole discretion) to assume (each of the foregoing, subject to obtaining any third-party consents needed for such assignments, and each of the Lease(s), an “Assumed Contract”). At Closing, (x) Pabst shall assume all obligations of Optionor accruing after the Closing Date under each Assumed Contract and Pabst shall be responsible for the payment of the assumption fee in respect of each such Assumed Contract (if any); and (y) all other Contracts (herein, collectively, the “Cancelled Contracts”) shall be cancelled by Optionor at Closing, it being agreed that at Closing Optionor shall, at Optionor’s expense and risk, (i) terminate all such Cancelled Contracts (in which case Optionor shall deliver to Pabst at or promptly following Closing copies of such written notices and/or agreements of termination of all such Cancelled Contracts; provided, that Optionor shall not be required to deliver such written notices of termination with regard to such Cancelled Contracts until if, as and when the Closing occurs, at which time Optionor shall deliver such notices of termination (and provide copies of such notices to Pabst) in accordance with the applicable terms and provisions of each such Cancelled Contract) and/or (ii) maintain such Cancelled Contracts at no liability to Pabst. In the event Pabst provides notice of a Cancelled Contract, Optionor Party may cancel such contract at any time prior to the Closing Date. Notwithstanding the above, if the Closing occurs, Pabst must assume the Union Contracts as currently written or as amended pursuant to Sections 1.2(a)(iv) and 1.7(d). Pabst shall not be permitted to cancel or terminate the Union Contracts (as currently written or as amended pursuant to Section 4.6) at or prior to Closing pursuant to this Section 1.8, provided that if a Closing occurs Pabst complies with its obligations to assume the Union Contracts either as written or amended pursuant to Section 4.6. Notwithstanding the above, if the Closing occurs, Pabst must assume the Leases affecting the Land and Improvements.
1.9    Non-Assignable Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Pabst of any Purchased Asset would result in a violation of applicable law, or would require the consent, authorization, approval or waiver of a Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (including any Governmental Entity), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver (by the applicable Party for whom such condition was intended to benefit) of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, the Parties shall use commercially reasonable efforts (applying Section 4.2 mutatis mutandis) to obtain any such required consent, authorization, approval or waiver. Once such consent, authorization, approval or waiver is obtained, Optionor Parties shall sell, assign, transfer, convey and deliver to Pabst the relevant Purchased Asset to which such consent, authorization, approval or waiver relates for no additional consideration. Applicable sales, transfer and other similar taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 12.1.
1.10    Post-Closing Transactions.

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(a)     The Parties agree to the terms and provisions of Schedule 1.10(a).
(b)     The Parties agree to the terms and provisions of Schedule 1.10(b).

(c)    Competitors. For five (5) years after the Closing Date, Pabst shall not sell title to all or a material portion of the Brewery to any of the Prohibited Transferees (as defined on Schedule 1.10(c)) or any Affiliate directly or indirectly controlled by any of the Prohibited Transferees; provided, that, the foregoing restriction shall not apply to a Security Transaction or any “Sale of Pabst”, meaning (i) any change of control of, or direct or indirect sale of, Pabst or its any of its direct or indirect owners (or any other transaction effected at the Pabst level or above), or (ii) any direct or indirect investment in Pabst or any of its direct or indirect owners, or a merger, restructuring or change of control of Pabst or any of its direct parent entities.
(d)    Audit Rights.

(i)
As Optionor reasonably deems appropriate and at Optionor’s reasonable request, but in no event more often than once per calendar year, and only after Optionor and its independent auditors shall have entered into an appropriate confidentiality agreement with Pabst, the independent auditors of Pabst will examine the relevant books and records of Pabst to verify its compliance with the provisions of this Section 1.10 or that an Excluded Transaction has occurred (“Compliance”). Pabst’s auditors will promptly thereafter disclose the results of the audit and their work product to the independent auditors of Optionor, provided that the independent auditors of Optionor have entered into the appropriate confidentiality agreements prohibiting them from disclosing the details of such audit to Optionor.

(ii)	As to any Dispute arising between the Parties pertaining to Compliance, both parties agree to be bound by any mutual resolution of that Dispute reached by Optionor’s and Pabst’s respective auditors.

(iii)
The details of each audit shall remain confidential to the respective auditors and only the ultimate result of the audit will be communicated to Optionor, except that if a Dispute regarding Compliance is not mutually resolved by the parties’ respective independent auditors, then Optionor’s auditors may disclose the details of the audit to Optionor to the extent necessary to fully apprise Optionor of the issues underlying the Dispute; provided that in no event shall any competitively sensitive information (including details regarding bills of materials) be disclosed to Optionor for any reason whatsoever. Notwithstanding anything to the contrary in the Agreement, (i) neither Pabst nor any of its Affiliates shall be required to transfer or make available to MillerCoors any tax returns or information with respect to Taxes of Pabst or any of its Affiliates, and (ii) Optionor’s

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auditors may not disclose to any Person any tax returns or information with respect to Taxes of Pabst or any of its Affiliates; provided that Optionor’s auditors may disclose to MillerCoors information with respect to Taxes of Pabst or its Affiliates solely and specifically relating to the consideration received by Pabst in exchange for the Pits in a Qualifying Transaction (other than any Excluded Transaction).

(iv)
Thereafter, at either Party’s request, the Dispute will be submitted to the Independent Accountants as set forth in Section 12.5. Optionor and Pabst hereby agree to be bound by the decision of such third party accounting firm. Such third party accounting firm may be required by either party to execute an appropriate confidentiality agreement.

(v)
The cost of the original audit conducted by Optionor shall be borne by Optionor; provided that Pabst shall reimburse Optionor the amount of the fee up to and including the net amount found by the auditor to be due to Optionor pursuant to this Section 1.10(d) and Section 12.5, as applicable. The Independent Accountants shall determine the percentage of its fees and expenses to be paid by Pabst and the Optionor Parties, with such fees and expenses being borne in inverse proportion to the degree to which the accountants accepted the positions of the respective parties. Payment of any such reimbursements will be due within eleven (11) Business Days of the Independent Accountants’ final determination.

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1.11    Further Acknowledgements. Pabst acknowledges that the B3 line included in the Purchased Assets was decommissioned in 2008. Pabst acknowledges that the B5 line is currently decommissioned and is only capable of running a grenade shaped bottle.
1.12    Asset List and Hardware and Software List. The asset list attached hereto as Schedule 1.12 (the “Asset List”) includes certain key equipment used in the operation of the Brewery according to various records relied upon by Optionor over the last 5 years at differing times, and the Asset List is intended as a general matter to detail the Equipment to be included in the Purchased Assets at Closing, it being agreed that property ancillary to such Equipment needed to make such Equipment functional (for example, piping, valves and the like) shall be included in the sale to the extent not specifically excluded herein. The parties acknowledge that the Asset List and Schedule 1.2(a)(iii) shall be updated by Optionor within sixty (60) days from the Effective Date (and Schedule 1.12 and Schedule 1.2(a)(iii) shall thereby be deemed updated accordingly) by delivery of a written notice to Pabst, (1) in the case of the Asset List, containing a more detailed list, with additions or deletions to the Equipment that have occurred in the ordinary course prior to the Effective Date and (2) in the case of Schedule 1.2(a)(iii), in good faith populating columns J and K therein (it being understood that the analysis contained in such columns shall be for reference only and that Pabst will conduct its own review as to the transferability of items referenced in Schedule 1.2(a)(iii)).
1.13    Possible Transition of Coors’ Products. On the Exercise Date and concurrent with the Exercise Notice, Pabst shall notify MillerCoors as to whether it intends to produce, package and ship Pabst products from the Brewery immediately after the Closing Date. If Pabst provides notice that it will not produce, package and ship Pabst products from the Brewery immediately after the Closing Date (a “Notice of Intent to Transition”), (i) MillerCoors shall prior to the Closing Date transition the production of Pabst products produced at the Brewery to MillerCoors’ other facility or facilities (such as the Golden, Colorado brewery), which transition and production shall be governed by the Brewing Agreement and (ii) Pabst agrees to the use of Coors’ yeast with respect to any Pabst products brewed in the Golden Colorado Brewery. To the extent Pabst provides notice that it will produce, package and ship Pabst products from the Brewery immediately after the Closing Date, Pabst agrees that, upon Closing and notwithstanding anything contained in the parties’ Brewing Agreement to the contrary, Optionor or its Affiliates shall no longer be required to brew the Pabst products made at the Brewery, and Optionor and its Affiliates shall not be required to move the production of Pabst products which are made at the Brewery to other locations within MillerCoors and its affiliates’ other breweries. To the extent that Pabst provides a Notice of Intent to Transition and subsequently determines to produce, package and ship Pabst products from the Brewery, Pabst shall provide notice thereof to MillerCoors pursuant to the terms of and in the time periods required by the Brewing Agreement and Pabst and MillerCoors shall transition the volume subject to such notice from MillerCoors’ facility or facilities to the Brewery in accordance with the terms of the Brewing Agreement. This Section 1.13 shall survive the Closing.
2.    REPRESENTATIONS AND WARRANTIES OF EACH PARTY

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2.1    As of the Effective Date, as of the Exercise Date and as of the Closing, each of Optionor and MillerCoors represent to Pabst, and Pabst represents to Optionor:
(a)    Due Organization and Good Standing. Such Party is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)    Authority. Such Party has all requisite power and authority to enter into and perform its obligations hereunder and under each of the Transition Services Agreement (if applicable) and those agreements and instruments to be (if the Exercise Notice is delivered in accordance with this Agreement) entered into or delivered at Closing (collectively, the “Ancillary Agreements”) and has all requisite corporate or similar power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements. This Agreement has been, and (if applicable) each of the Ancillary Agreements will be at Closing, duly executed and delivered by such Party and, when executed and delivered by the other Parties, will constitute a valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except as limited by bankruptcy, receivership, insolvency, reorganization, moratorium, or other such laws concerning the rights of creditor.
(c)    Brokers. Such Party and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
(d)    Not a Foreign Person. Such Party is not a “foreign person” or “foreign corporation” as those terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended (and the regulations promulgated thereunder).
(e)    OFAC. Such Party is not, nor, to such Party’s knowledge, are any of its Affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.
2.2    Pabst represents and warrants to the Optionor Parties that, as of the Representation Date, as of the Closing, and immediately after giving effect to the transactions contemplated hereby: (a) Pabst is and shall be solvent and able to pay its debts as they become due; (b) Pabst owns assets that have a fair market value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); (c) Pabst has adequate capital to carry on its business; (d) no transfer of property is being made by Pabst and no obligation is being incurred by Pabst in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Pabst or the Optionor Parties; and

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(e) in connection with the transactions contemplated hereby. Pabst has not incurred, nor does Pabst plan to incur, debts beyond its ability to pay as they become absolute and matured.
3.    ADDITIONAL REPRESENTATIONS AND WARRANTIES.
3.1    Optionor and MillerCoors hereby represent and warrant to Pabst as of the date that is sixty (60) days following the Effective Date (the “Representation Date), as follows:
(a)    Authority; Qualification. Optionor (i) has all requisite corporate or similar power and authority to own the Purchased Assets and operate the Purchased Assets (including the Brewery) as such operations are presently conducted, and (ii) is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where such ownership and operation of the Purchased Assets requires such qualification.
(b)    Governmental Filings; No Violations.

(i)
Other than the filings and/or notices under the HSR Act and consents, notices and filings set forth on Schedule 3.1(b)(i), no notices, reports or other filings are required to be made by Optionor or any of its Affiliates with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Optionor or any other Optionor Party from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by Optionor and the consummation of the transactions contemplated hereby and thereby, including the purchase and sale of the Purchased Assets (the “Transaction”), except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transaction.

(ii)
Except with respect to any Cancelled Contracts and except as set forth on Schedule 3.1(b)(ii), the execution, delivery and performance by Optionor of this Agreement and the Ancillary Agreements, and the consummation of the Transaction, will not conflict with or result in any violation or default as of the Closing Date (with or without notice, lapse of time, or both) under, or give rise to a right of termination or loss of rights or result in the creation of any Lien on, over, upon or in respect of any of the Purchased Assets under any provision of (A) the governing documents of Optionor or MillerCoors, (B) any material contract, note, mortgage, indenture, arrangement or other obligation binding upon Optionor or MillerCoors related to the Purchased Assets.

(c)    Absence of Certain Changes. Except as set forth on Schedule 3.1(c), from November 28, 2018 until the Closure Notice Delivery Date, Optionor and the other Optionor Parties

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have operated (or did operate) the Brewery in the ordinary course, consistent with past practices in all material respects.
(d)    Litigation. Except as set forth on Schedule 3.1(d), there are no material civil, criminal or administrative actions, suits, demands, claims, hearings, arbitrations, investigations or other proceedings pending or for which Optionor Parties have received notice in the last two years or to Optionor's Knowledge threatened in the last two years against Optionor or any of the other Optionor Parties related to the Purchased Assets that would, or would be reasonably likely to have or cause material liability or a material adverse impact on the Purchased Assets or on the operation of the Brewery. Except as set forth on Schedule 3.1(d), neither Optionor nor any of the other Optionor Parties is a party to or subject to the provisions of any Order which has had, or would, individually or in the aggregate, reasonably be likely to have or cause a material liability or otherwise have an material adverse impact on the Purchased Assets or on the operation of the Brewery. For clarity, the Regional Groundwater Plume need not be disclosed on Schedule 3.1(d) as no claim has been made that any Optionor Party is a potentially responsible party for such action.
(e)    Compliance with Laws. Except as set forth on Schedule 3.1(e), the operation of the Brewery and the other Purchased Assets has not in the past two (2) years been, and is not being, conducted in material violation of any Laws. In the last two years, no investigation or review by any Governmental Entity with respect to Optionor or any of the Optionor Parties is pending for which Optionor or MillerCoors has received notice or, to Optionor’s Knowledge, threatened, in each case in connection with any of the Purchased Assets. Except as set forth on Schedule 3.1(e), in the prior two years, Optionor has not received any notice or communication of any material noncompliance in connection with any of the Purchased Assets with any Law that has not been cured. Except as set forth on Schedule 3.1(e), during the prior two years, Optionor obtained and is in material compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by any Governmental Entity necessary to conduct the business of the Brewery as presently conducted and to own and operate the Purchased Assets as currently owned and operated. Except as set forth on Schedule 3.1(e), all requisite material certificates of occupancy and other Permits or approvals required with respect to the Improvements and the occupancy and current use of the Improvements and the other Purchased Assets have been obtained and are currently in effect.
(f)    Documents; Assumed Contracts. Except as set forth on Schedule 3.1(f) and assuming receipt of any consents affecting any Assumed Contract and required to be obtained in connection with the Transaction, each Assumed Contract is valid, binding and enforceable on Optionor, and, to Optionor’s Knowledge, each other party thereto, and is in full force and effect. Except as set forth on Schedule 3.1(f), to Optionor’s Knowledge there is no uncured material violation of, or uncured default under, any Assumed Contract by Optionor or any of its Affiliates, no material default by the counterparty under any Assumed Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Optionor or any of its Affiliates. For the avoidance of doubt, this representation shall not be applicable with respect to any Cancelled Contracts.
(g)    Title; Sufficiency of Assets.

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(i)
Except as set forth on Schedule 3.1(g)(i), Optionor is the sole owner of the Real Property and has, and if the Exercise Notice is timely delivered and the Closing occurs, Optionor shall transfer to Pabst, good, indefeasible and marketable fee simple title to the Real Property, free and clear of all Liens other than Permitted Liens.

(ii)
Other than the rights of Pabst pursuant to this Agreement, Optionor has not granted nor are there any preemptive or other outstanding options, warrants, purchase rights, rights of first offer or first negotiation, rights of first refusal or any similar rights in favor of any other party to purchase the Real Property (or any portion thereof) or that require any Optionor Party to sell or offer the owned property included within the Purchased Assets or any portion thereof (nor, to Optionor’s Knowledge, the leased property included in the Purchased Assets).

(iii)
Optionor has valid and marketable title to all owned items of personal property and equipment located on or used in connection with the Real Property or other Purchased Assets (collectively, the “Personal Property”), free and clear of all Liens other than Permitted Liens and Mandatory Cure Items. Other than the rights of Pabst pursuant to this Agreement, Optionor has not granted nor are there any preemptive or other outstanding options, warrants, purchase rights, rights of first offer or first negotiation, rights of first refusal or any similar rights in favor of any other party to purchase any of the Purchased Assets or any portion thereof (it being understood that this representation does not apply to the Real Property, which is not addressed in this paragraph (g)(iii)) or that require any Optionor Party to sell or offer the Purchased Assets or any portion thereof (other than the Real Property, which is not addressed in this paragraph (g)(iii)).

(iv)
The Purchased Assets include such land, equipment and personal property as are necessary for Brewery operations to continue with respect to Pabst's products in materially the same manner following the Closing as such operations have been conducted in the ordinary course of business as of the Effective Date (other than any asset specifically excluded from the Purchased Assets, including without limitation any Excluded Software, Excluded Computer Equipment, and rights under any non-assignable contracts, rights under any contracts for which consents have not been obtained, the Cancelled Contracts and Master Leases, each of which shall not be transferred at Closing, and the Leased Assets leased pursuant to any of the foregoing).

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(v)
Except as set forth on Schedule 3.1(g)(v), all work done for Optionor or its Affiliates or materials furnished to Optionor or its Affiliates with respect to any Real Property have been paid for in full or will be paid in full and discharged by the Closing Date.

(vi)
Hardware and Software. To the Optionor's Knowledge, Schedule 3.1(g)(vi) identifies all material categories of hardware and software and all material software, in each case licensed by Optionor or MillerCoors that are considered materially necessary for the operation of the Brewery.

(h)    Insurance. Schedule 3.1(h) lists the current fire and casualty, property, and general insurance policies maintained by Optionor or its Affiliates with respect to the Purchased Assets (“Insurance Policies”) and the carriers with respect to each such policy, and (y) each Insurance Policy is in full force and effect and all applicable premiums due with respect to all Insurance Policies have been paid. Except as set forth on Schedule 3.1(h), to Optionor’s Knowledge, neither Optionor or MillerCoors has received any written notice in the last 12 months from any insurance company requesting or demanding the performance of any material work or alteration with respect to any Purchased Asset that has not been satisfied.
(i)    Rights. Other than as set forth on Schedule 3.1(i), there are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other contracts or arrangements granting to any Person the current or future right of use, occupancy or possession of the Real Property or any portion thereof, and there is no Person (other than Optionor) in possession of the Real Property (or any portion thereof).
(j)    Condemnation. Except as set forth on Schedule 3.1(j), Optionor has received no written notice of any pending condemnation, eminent domain, annexation or other similar proceedings affecting the Real Property in the last three (3) years, or, to Optionor’s Knowledge, at any earlier time, and, to Optionor’s Knowledge, no such proceedings are currently threatened.
(k)    Environmental Matters. Except as set forth on Schedule 3.1(k): (i) during the prior two years, and to Optionor’s Knowledge, prior thereto, no Optionor Party has received any written notice alleging any material violation of or any material liability under Environmental Laws with respect to the Real Property; (ii) to Optionor’s Knowledge, no Optionor Party (or agent or employee of any Optionor Party) has disposed of or released any Hazardous Material on, in or under the Real Property in violation of or as would reasonably be expected to require remediation under Environmental Laws (except in de minimis quantities that are typical of facility operations and are not reasonably expected to give rise to any material liability under Environmental Laws); (iii) except as set forth on Schedule 3.1(k), to Optionor’s Knowledge, no Hazardous Materials have been disposed of or released at on, in or under the Real Property in violation of or as would reasonably be expected to require remediation under Environmental Laws (except in de minimis quantities that are typical of facility operations and are not reasonably expected to give rise to any material liability under Environmental Laws); (iv), Optionor has provided to Pabst all environmental studies and site assessments with respect to the Real Property conducted during the prior two years, and to Optionor's Knowledge the periods prior thereto; and (v) Optionor has provided Pabst with all air audits and

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other material audits conducted within the prior 2 years. For clarity, Optionor is making no representation with respect to the Regional Groundwater Plume other than that no Optionor Party has disposed of any Hazardous Materials which caused or contributed to the Regional Groundwater Plume.
(l)    IRCA. Except as set forth on Schedule 3.1(l), Optionor and MillerCoors maintain I-9 Forms for all employees at the Brewery that comply in all material respects with the Immigration Reform & Control Act (IRCA).
(m)    Benefits Plans.

(i)
Schedule 3.1(m)(i) sets forth a list of each benefit plan that is a Purchased Asset pursuant to Section 1.2(a)(ix), each of which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA to which the Optionor or its ERISA Affiliates contributes with respect to employees at the Brewery (the “Multiemployer Plans”, and together with the Kaiser Plan, the “Benefits Plans”). For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Optionor or its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

(ii)
Optionor or its Affiliates have made available to Pabst, to the extent applicable, accurate and complete copies of (1) the Kaiser Plan insurance contract, and (2) the most recent summary plan description together with any summaries of all material modifications thereto.

(iii)
Except as set forth on Schedule 3.1(m)(iii) with respect to (1) the Kaiser Plan and (2) to Optionor’s Knowledge, the Multiemployer Plans, (A) such plan has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code, (B) all contributions or other amounts payable by Optionor with respect to such plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, and (3) there are no pending or, to Optionor’s Knowledge, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against such plan which could reasonably be expected to result in any Liability to Pabst.

(n)    Documents. To Optionor’s Knowledge, the copies of all Assumed Contracts which Optionor has provided to Pabst via the Data Room are complete copies of all Documents in Optionor’s or any Optionor Party’s possession.

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(o)     Asset List. The Asset List is the asset list used by MillerCoors for its internal purposes with respect to the Brewery, and the information set forth in Section 1.12 is true in all material respects.

3.2     Union Contracts.     Optionor and MillerCoors hereby represent and warrant to Pabst that, to Optionor’s Knowledge, as of the Effective Date, the copies of all collective bargaining agreements, and side letters and memorandums of understanding with respect thereto, which Optionor has provided to Pabst via the Data Room are complete copies of all collective bargaining agreements, and side letters and memorandums of understanding with respect thereto. For purposes of Sections 3.1(m) and 3.2 only, Optionor’s Knowledge shall mean the actual knowledge of Steven Avalos (Director of Labor Relations).
3.3    No Other Representations and Warranties. Except for the representations and warranties set forth in Article II and III, the Optionor Parties make no other express or implied warranties, whether written or oral, on behalf of any Optionor Party, including any representations regarding the accuracy or completeness of any information regarding the Purchased Assets furnished or made available to Pabst in the Data Room (nor regarding any information, documents or materials in any other form or any other representation or warranty arising from statute or otherwise in law).
4.    COVENANTS
4.1    Pre-Closing Operating Covenant. From and after the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms:
(a)    Optionor shall not (i) sell, lease, license, transfer, grant an option, warrant or purchase right with respect to or dispose of Purchased Assets or any portion thereof or directly or indirectly market the Purchased Assets or any portion thereof or make or solicit any offer with respect to any of the foregoing, nor (ii) encumber or pledge (unless such pledge or encumbrance shall be, and is, removed and cleared from title at or prior to the Closing at Optionor’s sole cost and expense) Purchased Assets or any portion thereof, in each case with a fair market value in excess of One Hundred Thousand Dollars ($100,000) in any one instance, or Five Hundred Thousand Dollars ($500,000) collectively (the “Fundamental Covenant”);
(b)    Optionor will continue to operate, manage and maintain the Brewery and the other Purchased Assets in the ordinary course of business until the Closure Notice Delivery Date. From the Closure Notice Delivery Date until the Closing or earlier termination of this Agreement in accordance with its terms, Optionor shall maintain the machinery and equipment included within the Purchased Assets to OEM standards and in accordance with its practices prior to the Closure Notice Delivery Date, and shall maintain the Improvements and the other Purchased Assets in material accordance with its past practices prior to delivery of the Closure Notice. Optionor shall use commercially reasonable efforts to operate and manage the Brewery and other Purchased Assets to allow for the transition of the Brewery’s operations to Pabst (it being understood that Optionor will likely not be able to maintain its current levels of employment or operations in light of the Closure Notice); provided further that Pabst acknowledges that certain contracts and licenses used to operate the Brewery may not be transferred to Pabst under the terms of this Agreement. Notwithstanding the foregoing, Optionor shall not be required to make any capital expenditures in

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excess of $10,000 individually and $50,000 in the aggregate by operation of any provision of this Section 4.1(b);
(c)    The Optionor Parties shall not materially change the use or purpose of the Purchased Assets, except at the request of Pabst;
(d)    Subject to Section 4.1(a) above, Optionor shall not remove any Purchased Assets from the Real Property, except as is reasonably needed for repair or replacement thereof or with respect to any Leased Assets under the terms of the applicable lease agreement or at Pabst's request; provided that, for the avoidance of doubt, MRO Inventory that are consumables may be used and disposed of in the ordinary course of business. Any material Purchased Assets replaced after the Effective Date shall be promptly installed and shall be of substantially similar quality to the Purchased Assets replaced (subject to Section 4.1(b) above);
(e)    Optionor shall maintain insurance coverages in kind, levels, and amounts on all of the Purchased Assets in such amounts as Optionor reasonably deems appropriate for the operations of its breweries generally, and in any case not materially different than the Insurance Policies;
(f)    Optionor will not, without the prior written consent of Pabst, which consents will not be unreasonably withheld, conditioned or delayed (and which, after the Exercise Notice is delivered, may be withheld in Pabst’s sole and absolute discretion), enter into, amend, modify or supplement any lease or license for space in, on or under the Real Property or lease or license any of the Purchased Assets to any person or entity which would remain in effect after the Closing Date;
(g)    Optionor shall not make or agree to make any change to the zoning or other entitlements of the Real Property or any portion thereof or approve of the terms of any restrictive covenant affecting the Real Property or any portion thereof, including any variance with respect to a special use permit, nor shall Optionor subdivide the Real Property or any portion thereof;
(h)    Optionor shall not suffer, enter into or allow any Lien on, over or in respect of any of the Purchased Assets (or any portion thereof) in a manner which would hinder the current use or operation of the Purchased Assets (or any portion thereof) and would survive the Closing, unless such Lien can and will be removed by Optionor at or prior to Closing (it being understood that any such item will be a Mandatory Cure Item);
(i)    If to Optionor’s Knowledge during the pendency of this Agreement any of Optionor’s representations or warranties would be untrue in any material respect if remade (whether at the time Optionor so becomes aware or at the Closing Date), Optionor shall promptly deliver written notice to Pabst disclosing such matter and updating (or producing) the applicable representation schedule (each, a “Representation Schedule Update”);
(j)    Optionor shall not take or permit to be taken (or agree to take or permit to be taken) any action that would frustrate the purpose of this Agreement;

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(k)    Optionor shall on the Effective Date deliver to Pabst Optionor’s original executed and notarized signature page to the Option Memorandum, dated as of the Effective Date;
(l)    Neither MillerCoors nor Optionor shall, except as required pursuant to the terms of any Benefit Plan in effect as of the date hereof, in accordance with the terms of this Agreement (including negotiations and effects bargaining contemplated in Section 1.7(d) herein), or as otherwise required by applicable Law, (A) increase in any manner the severance or termination pay of any Brewery employee in a manner that could be binding on Pabst following the Closing, or (B) become a party to, establish, adopt, amend (except as required pursuant to the terms of the applicable Benefit Plan), commence participation in or terminate any Benefit Plan that will be a Purchased Asset or any arrangement that would have been a Benefit Plan that will be a Purchased Asset had it been entered into prior to this Agreement; and
(m)    No Optionor Party shall recognize any union not currently representing Brewery employees, enter into any neutrality or card check agreement covering any Brewery employees, or expand or alter the scope of any existing bargaining unit without Pabst’s prior written consent.
4.2    Material Consents. From and after the Exercise Date until the earlier of Closing or the termination of this Agreement in accordance with its terms, and subject to the terms of this Agreement, the Parties hereby agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable and to cooperate with each other in connection with the foregoing; provided, for the avoidance of doubt, that Pabst’s election whether or not to deliver the Exercise Notice shall be made in Pabst’s sole discretion. Promptly following receipt of the Exercise Notice (or, if Pabst requests, promptly following the Closure Notice Delivery Date) until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Pabst shall use commercially reasonable efforts in an effort to obtain any Permits (including, without limitation, any TTB Licenses) and Contracts required in order for Pabst to be able to operate, manage and maintain the Brewery and the other Purchased Assets as operated, managed and maintained by Optionor in the ordinary course of business as of the Effective Date (such Permits and Contracts, the “Material Agreements and Permits”) and to cause all Governmental Entities and other third parties to deliver such consents as are needed for the transfer, assignment, novation or re-issuance of any Material Agreements and Permits (the “Material Consents”) (including, without limitation, the consent to Pabst’s assumption of the Water Supply Agreement). MillerCoors and Optionor agree, at no cost, to cooperate with Pabst’s effort to obtain the Material Consents, using their commercially reasonable efforts, which shall not include payment of any fees or costs by MillerCoors or any of its Affiliates. For the avoidance of doubt, the failure of any Governmental Entity or other third party to grant any consent contemplated herein shall not constitute a default by any Party, provided such Party used the requisite efforts and requisite cooperation and assistance to obtain such consent and without prejudice to Article 7 below. Pabst shall be solely responsible for any and all fees payable to Governmental Entities and any other parties to Material Agreements and Permits in connection with the transfer, assignment, novation or re-issuance of any Material Agreements and Permits.

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4.3    Regulatory Filings/Approvals
(a)    Submission of Filings and Notices.

(i)
Exchanging Information. Optionor and Pabst shall each, upon request by the other, furnish the other (or if requested, its outside counsel) with all information concerning itself, its Affiliates, and their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Pabst, Optionor, MillerCoors or any of their respective Affiliates to any Governmental Entity in connection with the Transaction.

(ii)
Initial Submissions. Optionor and Pabst shall prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transaction. Without limiting the foregoing, each of Optionor and Pabst shall cause Molson Coors Beverage Company and Blue Ribbon Intermediate Holdings LLC to make its respective filing pursuant to the HSR Act with respect to the Transaction as promptly as reasonably practicable after the Exercise Date and no later than twenty (20) Business Days after the Exercise Date. Whether or not the Transaction is consummated, Pabst shall be responsible for all fees and payments to any Governmental Entity (including filing fees) incurred in order to obtain any consent, clearance, registration, approval, permit or authorization or any expiration or termination or a waiting period.

(iii)
Subsequent Submissions. Optionor and Pabst shall promptly provide (or cause their respective Affiliates to provide) all non-privileged information and documents requested by any Governmental Entity to the extent necessary or advisable to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transaction.

(iv)
Conduct of Interactions with Governmental Entities. Subject to applicable Laws relating to the exchange of information, outside counsel for Pabst and Optionor shall have the right to review in advance and, to the extent practicable, the Parties will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Pabst or Optionor, as the case may be, and any of their respective Affiliates, that appears

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in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transaction. In exercising the foregoing rights, Optionor and Pabst shall act reasonably and as promptly as practicable.
(b)    Remedies. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including Section 4.4(a), shall require Pabst or any of its Affiliates (except where, following a change of control of Pabst, such action or inaction would not materially impair the benefits or advantages Pabst or any of its Affiliates expects to receive from the transactions contemplated hereby or give rise to a material adverse effect on the business plan or business strategy of Pabst or any of its Affiliates) to: (a) proffer to, agree to, or to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any material assets of Pabst (including, for the avoidance of doubt, any of the Purchased Assets) or any of its Affiliates (or to consent thereto); (b) proffer to, agree to or implement any changes in (including through a licensing arrangement), or any restrictions on or other impairment of, Pabst’s ability to use, own, operate or take any other actions with respect to any material assets of Pabst or any of its Affiliates or the operation of the Brewery; or (c) take any action to overturn, defend against or oppose any action by any Governmental Entity to prohibit the Transaction or prevent consummation of the Transaction.
4.4    Supplier Lists. Within 30 days following the Effective Date, (i) Optionor shall provide Pabst with a list of all utility providers and suppliers for Pabst’s products brewed at the Brewery (the “Supplier List”) and (ii) MillerCoors will provide Pabst with complete copies of all of the formulas and recipes for Pabst’s beer brewed at the Brewery (which, for the avoidance of doubt, any modifications, changes to or improvements to formulas, recipes and related know-how of Pabst shall be considered Purchased Assets for all purposes of this Agreement). In the event of any conflict between this Section 4.4 and any other provision of this Agreement, including the provisions of Section 1.2, this Section 4.4 shall govern.
4.5    Software Configurations. Promptly upon the request of Pabst, Optionor, MillerCoors, or any affiliate, agent or representative of Optionor or MillerCoors (1) shall provide (for no additional consideration) all required consents from Optionor, MillerCoors, or any Affiliate, for Pabst to obtain and use any specific configurations or customized environments of third-party software used at the Brewery for the production of Pabst beer, and (2) shall use commercially reasonable efforts to make introductions to third-party vendors for the software set forth on Schedule 1.2(a)(iii) as needed to make available to Pabst (at Pabst’s sole expense) any such configurations or customized environments to use at the Brewery in substantially the same manner as currently used (provided, for the avoidance of doubt, that neither Optionor nor MillerCoors shall have any obligation to cause any third-party vendor to make available to Pabst such configurations or customized environments); provided it does not involve MillerCoors’ or its Affiliates’ owned intellectual property. The covenant required in this Section 4.5 shall survive the Closing for twelve (12) months.
4.6    Pabst Notice to MillerCoors. The parties agree to the terms and provisions set forth in Schedule 4.6.

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4.7    Estoppels. At Pabst’s request, Optionor shall deliver estoppel certificates or certifications in the form required or permitted by any Lease(s) or contract or agreement counterparties (or as otherwise reasonably approved by Pabst if no such form exists) to any tenant(s) under the Lease(s) and/or contract or agreement counterparties and shall use commercially reasonable efforts to obtain such tenant(s)’ or contract counterparties’ execution of such estoppels and deliver them to Pabst; provided, for the avoidance of doubt, that the delivery of any tenant estoppel(s) shall not be a condition precedent to Closing or (for the avoidance of doubt, without prejudice to Section 9.1(d)), the basis for a Purchase Price reduction.
4.8     Legal Description.  If a Closing occurs, MillerCoors and Optionor covenant to convey to Pabst at the Closing pursuant to the Deed all real property that any Optionor Party owns and which is located at or in the near vicinity of 81 East First Street and 15801 First Street in Irwindale, California, including without limitation all real property owned by any Optionor Party designated by the following tax parcel identification numbers: APN 8533-011-052, 8533-009-023, 8533-009-024 and 8533-009-021.  In furtherance of the foregoing, and to account for any changes reasonably requested by Pabst, MillerCoors and Optionor agree, at Pabst’s request, to cooperate with Pabst prior to the Closing to update the legal description attached as Exhibit A hereto and intended to be included in the Deed. Further, the real property excepted out of the legal description and described on the last two pages of Exhibit A hereto shall only be so excepted from the real property conveyed to Pabst at Closing to the extent that such real property (1) was actually conveyed to Metro Gold Line Foothill Construction Authority pursuant to the Condemnation Judgment and, (2) for the avoidance of doubt, is not as of the Effective Date owned by any Optionor Party.

5.    DAMAGE OR CONDEMNATION
5.1    Damage or Condemnation. All risk of loss resulting from any fire, flood or any other casualty before the Closing shall remain with Optionor. If, before the Closing, any Purchased Assets shall be materially damaged, or if the Purchased Assets or any material portion thereof shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, Optionor shall notify Pabst in writing in reasonable detail within five (5) Business Days of the damage or taking, and, if Pabst has prior to its receipt of such notice delivered the Exercise Notice to Optionor, then Pabst may terminate this Agreement by written notice to Optionor given within ten (10) Business Days after Pabst receives written notice from Optionor of the damage or taking, in which event Escrow Agent shall deliver the Deposit to Pabst. If the Closing Date is within the aforesaid 10-Business Day period, then Closing shall be extended to the next Business Day following the end of said 10-Business Day period. If no such election to terminate is made, and in any event if the taking or damage is not material (as applicable), this Agreement shall remain in full force and effect and, upon the Closing, Optionor shall assign, transfer and set over to Pabst all of the right, title and interest of Optionor in and to any awards that have been or that have or may thereafter be made for such taking, and Optionor shall assign, transfer and set over to Pabst any insurance proceeds that may thereafter be made for such damage or destruction, less any amounts reasonably and actually expended by Optionor to collect any such insurance proceeds or to remedy any unsafe conditions at the Real Property or, to the extent reasonably approved by Pabst (it being understood that it would not be considered “reasonable” for Pabst not to approve any repair or restoration work that any Optionor is required by applicable law)

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to repair or restore any damage provided and the Purchase Price allocated to the Property will be credited by the amount of the deductible applicable to such insurance payout to the extent not paid or satisfied as of the Closing. For the purposes of this paragraph, the phrases “material damage”, “materially damaged”, “material portion”, and “material taking” shall mean, damage to, or one or more takings of, all or any portion of the Purchased Assets, (a) exceeding in the cost of repair and/or value of taken property $5,000,000 in the aggregate, (b) not covered by insurance, unless Optionor agrees to credit the Purchase Price for the repair cost of such uninsured casualty not expended by Optionor prior to Closing or (c) adversely affecting access to the Real Property or Brewery operations.
6.    ESCROW PROVISIONS
6.1    Deposit. Not later than two (2) Business Days after the Exercise Date, Pabst shall deposit in escrow with First American Title Insurance Company and, in such capacity, the “Escrow Agent”; and in its capacity as issuer of the Title Policy, the “Title Company”), in immediately available federal funds, the sum of Ten Million Dollars ($10,000,000) (including interest thereon, the “Deposit”). In the event that Pabst fails to timely deposit the Deposit with the Escrow Agent, this Agreement shall terminate and be of no further force and effect except for such obligations as expressly survive the termination of this Agreement. At Closing, the Deposit shall be applied to the Purchase Price. Otherwise, the Deposit shall be delivered to the Party entitled to receive the Deposit in accordance with the provisions of this Article 6. The Party that receives the benefit of the Deposit shall be responsible for any income taxes on the interest portion (if any) of the Deposit.
6.2    Investment and Use of Funds. The Escrow Agent shall invest the Deposit in government insured interest‑bearing accounts satisfactory to Pabst and Optionor, shall not commingle the Deposit with any funds of the Escrow Agent or others, and shall promptly provide Pabst and Optionor with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Deposit to the Purchase Price at Closing and deliver it to Optionor.
6.3    Termination. Except as otherwise expressly provided in this Agreement, upon not less than ten (10) Business Days’ prior written notice to the Escrow Agent and the other Party, Escrow Agent shall deliver the Deposit to the Party requesting the same; provided, however, that if the other Party shall, within said ten (10) Business Day period, deliver to the requesting Party and the Escrow Agent a written notice that it disputes the claim to the Deposit, Escrow Agent shall retain the Deposit until it receives written instructions executed by both Optionor and Pabst as to the disposition and disbursement of the Deposit, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Deposit to a particular Party, in which event the Escrow Agent shall deliver the Deposit in accordance with such notice, instruction, order, decree or judgment.
6.4    Interpleader. Pabst and Optionor mutually agree that in the event of any controversy regarding the Deposit, unless mutual written instructions are received by the Escrow Agent directing the Deposit’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Deposit with a court of competent jurisdiction in

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which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Pabst and Optionor, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.
6.5    Liability of Escrow Agent. The Parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the Parties, and that the Escrow Agent shall not be liable to either of the Parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Pabst or Optionor resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Optionor and Pabst jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.
7.    CLOSING CONDITIONS
7.1    Conditions Precedent to Pabst’s Obligations
The obligation of Pabst to consummate the purchase of the Purchased Assets in accordance with this Agreement following the Exercise Date is subject to the satisfaction at or prior to the Closing Date (as the same may be extended pursuant to Section 10.2) of the following conditions, any of which may be waived in writing by Pabst (in its sole discretion):
(a)    Accuracy of Optionor’s Representations and Warranties. The representations and warranties of Optionor and MillerCoors shall have been true and correct in all material respects when made and shall be true and correct in all material respects when remade on as of the Closing Date (without giving effect to any materiality qualifier in such representations and warranties themselves), as if made at each such time, in each case after giving effect to any Representation Schedule Update (but only if such Representation Schedule Updates (i) are delivered in accordance with the terms of this Agreement, (ii) are not the cause or result of a breach of Optionor’s or MillerCoors’ covenants or agreements herein, and (iii) are not material;
(b)    Performance by Optionor under this Agreement. Optionor and MillerCoors shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement;
(c)    Material Consents. Pabst shall have received all Material Consents;
(d)    Material Agreements and Permits. All Material Agreements and Permits shall have been transferred to Pabst as of the Closing Date;

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(e)    Delivery of Documents. Optionor shall have timely executed and delivered or caused to be delivered to Pabst or Escrow Agent (as applicable) the deliveries listed in Section 8.2;
(f)    Absence of Prohibitions. No Law or Order (as defined below) shall have been enacted, entered, issued, promulgated or enforced, in each case that is in effect on the Closing Date and that prohibits or restricts the transactions contemplated by this Agreement.
(g)    Liens; Survey; Title Insurance. The Purchased Assets shall be free and clear of all Liens except the Permitted Liens, and Pabst shall have obtained the Title Policy (or Title Company’s irrevocable commitment to issue the Title Policy at and as of the Closing) subject to the Permitted Liens;
(h)    Casualty; Condemnation. Pabst shall have not elected to terminate this Agreement pursuant to Section 5.1.
(i)    HSR. All filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with Pabst’s acquisition of the Purchased Assets shall have been made and the applicable waiting periods under the HSR Act shall have expired or terminated.
(j)    Schedule 7.1(j). The condition set forth on Schedule 7.1(j).
7.2    Conditions Precedent to Optionor’s Obligations.
The obligations of Optionor and MillerCoors to consummate the sale, transfer and assignment to Pabst of the Purchased Assets in accordance with this Agreement following receipt of the Exercise Notice are subject to satisfaction at or prior to the Closing Date (as the same may be extended pursuant to Section 10.1) of the following conditions, any of which may be waived in writing by Optionor (in its sole discretion):
(a)    Accuracy of Pabst’s Representations and Warranties. The representations and warranties of Pabst contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects when remade on and as of the Closing Date (in each case without giving effect to any materiality qualifier in such representations and warranties themselves).
(b)    Performance by Pabst. Pabst shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed or complied with by Pabst under this Agreement on the Closing Date (including payment of the Purchase Price).
(c)    Delivery of Documents. Pabst shall have timely executed and delivered or caused to be delivered to Optionor or Escrow Agent, as applicable, the deliveries listed in Section 8.3;

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(d)    Absence of Prohibitions. No Law or Order shall have been enacted, entered, issued, promulgated or enforced, in each case in effect on the Closing Date and that prohibits or restricts the transactions contemplated by this Agreement.
(e)    HSR. All filings required by the HSR Act in connection with Pabst’s acquisition of the Purchased Assets shall have been made and the applicable waiting periods under the HSR Act shall have expired or terminated.
7.3    Failure or Waiver of Conditions Precedent.
(a)    Either Optionor or Pabst may, at its election, at any time or times on or before the Closing Date, waive in writing the benefit of any of the conditions set forth in Section 7.1 or Section 7.2 above, as applicable. If any of the conditions set forth in Section 7.1 or Section 7.2 are not fulfilled or waived by the Party for whose benefit they are provided as of the Closing Date, the Party to be benefitted by such unfulfilled conditions may, by written notice to the other Party, terminate this Agreement as its sole recourse other than as set forth in Section 7.3(b), whereupon all rights and obligations hereunder of each Party shall be at an end except those that expressly survive any termination.
(b)    If this Agreement is terminated as a result of the failure of any condition set forth in Section 7.1(a)-(b), Section 7.1(e)-(i) or Section 7.2(d)-(e), Pabst shall be entitled to a return of the Deposit.
(c)    Subject to the provisions of Article 10, if this Agreement is terminated as a result of the failure of any condition set forth in Section 7.1(c)-(d), Section 7.1(j), or Section 7.2(a)-(c), then Optionor shall be entitled to the Deposit.
8.    CLOSING
8.1    Closing. The Closing shall occur on the Closing Date at the offices of the Escrow Agent or through Escrow Agent pursuant to escrow arrangements reasonably satisfactory to Optionor and Pabst. Upon completion of the deliveries pursuant to Section 8.2 and Section 8.3, and satisfaction of the other conditions to Closing set forth in Article 7, the Parties shall direct Escrow Agent to release such deliveries and disbursements according to the terms of this Agreement.
8.2    Optionor Parties’ Deliveries in Escrow. On or before 2 P.M. Central Time on the Closing Date, the Optionor and/or MillerCoors shall deliver in escrow to the Escrow Agent the following:
(a)    Deed. A grant deed for the Real Property (the “Deed”) in the form set forth in Schedule A attached hereto, executed and acknowledged by Optionor.
(b)    Assignment of Leases and Contracts and Bill of Sale. An Assignment of Leases and Contracts and Bill of Sale for each class of the Purchased Assets in the form of Exhibit D attached hereto, executed by Optionor (the “Assignment and Bill of Sale”).

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(c)    State Law Disclosures. Such disclosures and reports as are required from Optionor by applicable state and local law in connection with the conveyance of the Real Property and other Purchased Assets being conveyed by Optionor hereunder, but excepting property disclosure statements which are hereby waived by Pabst to the fullest extent allowed by law.
(d)    IRS Form W-9. Optionor shall deliver an IRS Form W-9, duly completed and executed by Optionor and MillerCoors.
(e)    Optionor’s Certificate. A certificate (“Optionor’s Rep Certificate”) executed by Optionor and MillerCoors certifying that all of the representations and warranties of Optionor set forth in Article 2 and Article 3 are true and correct in all material respects (without giving effect to any materiality qualifier in such representations and warranties themselves) on and as of the Closing Date, after giving effect to the Representations Schedule Updates. Optionor and Pabst acknowledge that any matter disclosed in the Optionor’s Rep Certificate that makes any of the representations and warranties of Optionor after giving effect to the Representation Schedule Updates set forth in Article 2 or Article 3 untrue in any material respect shall be subject to the provisions of Section 10.2.
(f)    Evidence of Authority. Documentation to establish, to the reasonable satisfaction of the Title Company, the due authorization, execution and delivery by Optionor and MillerCoors of this Agreement and the transaction and of all other documents contemplated by this Agreement to be executed and delivered by Optionor and/or MillerCoors.
(g)    Evidence of Termination. Documentation evidencing the termination of or the written notices of termination sent with respect to all Cancelled Contracts.
(h)    Memorandum. A memorandum of the restrictions in Section 1.10.
(i)    Tax Forms. All applicable real property transfer tax, personal property transfer tax and other document recording tax forms and related documents (collectively, the “Transfer Tax Returns”) as are required from Optionor in order to permit the recording of the Deed or are otherwise required by applicable law in connection with the transfer of the Property provided for herein (including a California State Form 593-C certificate from Optionor or its applicable parent entity sufficient to exempt Optionor from any California state withholding requirement with respect to the transfer contemplated herein), in each case, duly executed by Optionor.
(j)    Owner’s Affidavit. An owner’s affidavit executed and acknowledged by Optionor which is acceptable to the Title Company in order to issue (i) an ALTA 2006 Owner’s Title Insurance Policy insuring the Real Property, (ii) customary “gap” protection through the date of recording of the Deed, (iii) any CLTA or ALTA owner endorsement or affirmative insurance requested by Pabst and issuable in California, and (b) any other affidavit(s) reasonably required by the Title Company in order to issue (i), (ii) and (iii).
(k)    Liability Disclosure. An updated and final Liability Disclosure Notice.

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(l)    Additional Documents. Such additional documents as Escrow Agent or the Title Company or any other title insurer issuing coverage in connection with the transfer or financing of the Property may reasonably require for the consummation of the transactions contemplated by this Agreement.
8.3    Pabst’s Deliveries in Escrow. On or before 2 P.M. Central Time on the Closing Date, Pabst shall deliver in escrow to the Escrow Agent the following:
(a)    Purchase Price. The Purchase Price in cash, less the Deposit (which is to be applied to the Purchase Price), plus or minus applicable prorations and adjustments under Article 9, deposited by Pabst with the Escrow Agent in same‑day federal funds wired for credit into the Escrow Agent’s escrow account;
(b)    Assignment of Leases and Contracts and Bill of Sale. The Assignment and Bill of Sale executed by Pabst;
(c)    Evidence of Authority. Documentation to establish to Title Company’s reasonable satisfaction the due authorization of Pabst’s execution of this Agreement and the due authorization of Pabst of the transaction and all documents contemplated by this Agreement, including a certificate of secretary;
(d)    Pabst's Certificate. A certificate executed by Pabst certifying that all of the representations and warranties of Pabst set forth in Article 2 are true and correct in all respects on and as of the Closing Date.
(e)    State Law Disclosures. Such disclosures and reports as are by applicable state and local law in connection with the conveyance of the Real Property and Purchased Assets, but excepting property disclosure statements which are hereby waived by MillerCoors to the fullest extent allowed by law;
(f)    Memorandum. A memorandum of the restrictions in Section 1.10; and
(g)    Additional Documents. Such additional documents as Escrow Agent or the Title Company may reasonably require for the consummation of the transactions contemplated by this Agreement.
(h)    Tax Forms. The (i) Transfer Tax Returns as are required from Pabst in order to permit the recording of the Deed or are otherwise required by applicable law in connection with the transfer of the Property provided for herein (including a Preliminary Change of Ownership Report to be filed with the Deed at Closing), in each case, duly executed by Pabst and (ii) if applicable, exemption certificate in form and substance necessary to claim the partial manufacturing exemption from California sales and use tax in connection with the sale of the Purchased Assets and any resale exemption certificate for any inventory included within the Purchased Assets.

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8.4    Closing Statements/Escrow Fees. At the Closing, Optionor and Pabst shall deposit with the Escrow Agent an executed closing statement consistent with this Agreement in the form required by the Escrow Agent.
8.5    Post-Closing Deliveries. Promptly after the Closing, Optionor shall deliver to the Real Property or to such address as Pabst shall otherwise request at or prior to Closing, to the extent in Optionor’s or its Affiliates’ possession or control all keys, combinations and codes to all locks on the Real Property or the other Purchased Assets.
8.6    Closing Costs. Each Party shall pay its portion of the Closing costs as set forth in Section 12.1. The provisions of this Section 8.6 shall survive the Closing and any earlier termination of this Agreement.
8.7    Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the Parties shall direct the Escrow Agent to close this transaction by making disbursements according to the closing statements executed by Optionor and Pabst, and thereafter to record and deliver the documents described above to the appropriate parties.
9.    PRORATIONS
Prorations and adjustments with respect to the Purchased Assets shall be made as of the Closing Date as set forth in this Article 9.

9.1    Prorations. All prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. Optionor shall provide Pabst with a schedule of proposed prorations no later than seven (7) Business Days prior to the Closing Date and the Parties shall cooperate with each other in a commercially reasonable manner to finalize the prorations prior to the Closing. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited to Pabst or charged to Pabst as applicable and the portion thereof applicable to periods ending immediately prior to the Closing shall be credited to Optionor or charged to Optionor as applicable. At the Closing, the Purchase Price shall be adjusted by the net prorations made pursuant to this Article 9.
(a)        Operating Costs. Maintenance costs and expenses, utility (including without limitation water, sewer, electric and gas) and other operating costs and expenses (collectively, “Operating Costs”) in connection with the ownership, operation, maintenance and management of the Purchased Assets shall be prorated as of the Closing (and reasonably estimated by the Parties if final bills or meter readings (as applicable) are not available).
(b)    Taxes and Assessments. Taxes and Assessments. Real property ad valorem taxes and assessments and personal property ad valorem taxes and assessments (all such real property and personal property taxes and assessments, “Property Taxes”) and installments for special assessments or similar taxes applicable to the Land and Improvements (“Special Assessments”) imposed by Governmental Entity applicable to tax year in which the Closing occurs, shall be prorated as of the Closing Date (with amounts allocable to the portion of the year on or prior to the Closing Date being allocated to Optionor and amounts allocable to the portion of the year after the Closing

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Date being allocated to Pabst), and Pabst shall be responsible for payment of all such amounts payable after the Closing; provided that if Pabst is required to pay to any Governmental Entity an amount that is allocable to Optionor under this Section 9.1(b), then such amount shall be paid by Optionor to Pabst within three (3) days of payment by Pabst to the applicable Governmental Entity. Optionor shall receive a credit at Closing for any taxes and assessments paid by Optionor and applicable to any period, or portion thereof, after the Closing. Notwithstanding anything else in this Agreement to the contrary, Optionor shall be responsible for any Property Taxes and any Special Assessments imposed or assessed with respect to a period (or portion thereof) ending on or prior to the Closing Date, including, for the avoidance of doubt, any such Property Taxes and such Special Assessments assessed or levied after the Closing in respect of periods prior to Closing. Any refund or rebate of taxes resulting from a tax audit, protest, challenge or appeal, including, without limitation, the ongoing property tax appeal with Los Angeles County for the years 2013 through 2019, (an “Appeal”) for a tax year, or portion thereof, ending on or prior to the Closing Date shall belong to Optionor, whether received before or after Closing, and Optionor shall have the sole authority to prosecute such Appeal; provided that Pabst shall allow Optionor, its Affiliates, and its representatives access to the Purchased Assets (including site tours of the Land and Improvements) as reasonably requested by Optionor in connection with an Appeal; provided, further, that Pabst, at its own expense, may participate in such Appeal; provided, further, that Optionor shall not settle or compromise any Appeal without the written consent of Pabst (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or compromise may reasonably be expected to result in an increase in the taxes for any tax year ending after the Closing Date. Any refund or rebate of taxes, less costs incurred in connection therewith, resulting from an Appeal for the tax year in which the Closing Date occurs shall be prorated between the parties as of the Closing Date, whether received before or after Closing, and Optionor and its Affiliates and Pabst shall mutually cooperate in the prosecution of any such Appeal. Any reasonable costs that Optionor and its Affiliates or Pabst incurs in such cooperation will be paid out of any refund or rebate of taxes arising from such protest or other Appeal. Optionor shall pay any and all sales taxes owed for periods prior to the Closing and assist Pabst in obtaining a tax clearance certificate evidencing the payment of all such taxes owed for periods prior to Closing and owed in connection with the Closing promptly following the Closing. The foregoing obligations of Optionor and Pabst shall survive the Closing without limitation.
(c)    Fees and Charges under Service Contracts, Licenses and Permits. Except for any transfer or assignment fees incurred under Section 4.2, which are the responsibility of Pabst, fees and charges under such of the Service Contracts, licenses and permits as are being assigned to and assumed by Pabst at the Closing, shall be prorated on the basis of the periods to which such fees and charges under said Service Contracts, licenses and permits relate.

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(d)    Collected Rent. All collected rent and other collected income under leases demising the Purchased Assets in effect on the Closing Date shall be prorated as of the Closing.
(e)    Carbon Credits. Optionor and its Affiliates shall retain all greenhouse gas emission credits, carbon credits or similar environmental tax credits which are related to the Brewery allocated to the Brewery for periods prior to the Closing Date.
(f)    Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Section 9.1, then Pabst and Optionor agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available, with final adjustment to be made as soon as reasonably possible after the Closing but no later than sixty (60) days after the Closing (except as to real property ad valorem taxes and personal property ad valorem taxes applicable to the tax year in which the Closing occurs, the final adjustment with respect to which shall take place not later than thirty (30) days after receipt of the tax notice or the final disposition of any Appeal thereof), to the effect that income and expenses (other than ad valorem taxes) are received and paid by the Parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within ten (10) days of written notice. In the event Optionor’s Appeal of the taxes due for the year of Closing are successful, the parties agree to re-prorate the taxes based on the results of said Appeal within ninety (90) days after the finalization of the Appeal.
9.2    Deposits. Pabst shall be responsible for making any deposits and prepaid expenses relating to the post-Closing period required with utility companies or under the terms of any other Assumed Contracts. Any of Optionor’s (or its Affiliates) deposits, prepaid expenses or advances relating to the post-Closing period shall be returned to Optionor and its Affiliates or paid to Optionor and its Affiliates at Closing.
9.3    Survival. The provisions of this Article 9 shall survive the Closing.

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10.    DEFAULT AND DAMAGES
10.1    Default by Pabst. If Pabst, following delivery of the Exercise Notice, defaults in its obligation to purchase the Purchased Assets on the Closing Date, Optionor shall have the right, after written notice to Pabst and a thirty (30) day opportunity for Pabst to cure the same (provided however, that in no event may the Closing Date be extended beyond December 31, 2020), to terminate this Agreement by written notice to Pabst and thereafter to obtain and retain the Deposit as liquidated damages to recompense the Optionor and MillerCoors for time spent, labor and services performed, and the loss of its bargain. Pabst and MillerCoors and Optionor agree that it would be impracticable or extremely difficult to affix damages if Pabst so defaults and that the Deposit represents a reasonable estimate of Optionor’s damages. Optionor and MillerCoors agree to accept the Deposit as Optionor’s total damages and relief hereunder if Pabst defaults in any of its obligations to be performed on the Closing Date, and Optionor thereafter exercises its termination right. If this Agreement is so terminated, Pabst shall have no further right to purchase the Purchased Assets and the Option shall have no force and effect.
/s/ RU        /s/ GH            /s/ GH
____________     ______________     _________________
Pabst’s Initials Optionor’s Initials MillerCoors’ Initials

10.2    Default by Optionor. If (i) Optionor or MillerCoors default in a material obligation under this Agreement to be performed on or prior to the Closing Date, then, in each case, Pabst may elect, after written notice to Optionor and MillerCoors and a thirty (30) day opportunity for Optionor to cure the same: (a) to terminate this Agreement on or prior to the Closing Date, in which event Pabst shall be entitled to the return of the Deposit to Pabst without any further action by Optionor and MillerCoors and to recover from Optionor and MillerCoors (on a joint and several basis) an amount equal to third party out-of-pocket costs and expenses incurred by Pabst in connection with this Agreement and the transactions contemplated hereby, (b) to bring a suit for specific performance of this Agreement or any of its terms, and/or (c) to pursue any and all other remedies at law or in equity, but (1) in respect of any claims for breach of the Fundamental Covenant, subject to a liability cap of $40,000,000, and (2) in respect of any claims for breach of any other covenant, subject to a liability cap of $10,000,000, except in each case in the event of intentional misconduct that materially impairs the value of, or Pabst’s use or operation of, the Purchased Assets. In the event that a Representation Schedule Update or Optionor’s Rep Certificate discloses information revealing that any of the representations and warranties of Optionor and/or MillerCoors set forth in Article 2 or Article 3 is or was untrue in any manner which would have a Material Adverse Effect or would be untrue in a material respect were it to be re-made at Closing without the benefit of such Representation Schedule Update or the inclusion of such information in such Optionor’s Rep Certificate, then, provided that the relevant information became untrue after the Representation Date and is not the cause or result of a breach of Optionor’s or MillerCoors’ covenants or agreements herein, then Pabst may elect in its sole discretion (i) to waive such breach or (ii) to terminate this Agreement, in which event Pabst shall be entitled to the return of the Deposit to Pabst without any further action by Optionor and MillerCoors and (if such Representation Schedule Update or Optionor’s Rep Certificate evidences a material impairment to the value, use or operation of the

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Purchased Assets), to recover from Optionor and MillerCoors (on a joint and several basis) an amount equal to third party out-of-pocket costs and expenses incurred by Pabst in connection with this Agreement and the transactions contemplated hereby, but not to exceed Five Hundred Thousand and No/100 ($500,000.00).
The provisions of this Article 10 shall survive the Closing or the termination of this Agreement.
11.    SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
11.1    Survival.
(a)    The representations and warranties of the Parties contained in this Agreement (other than the Optionor’s Fundamental Representations and Pabst’s Fundamental Representations) and all claims with respect thereto shall survive for one (1) year after the Closing Date, whereupon they shall terminate and be without any further effect.
(b)    The Optionor’s Fundamental Representations and the Pabst’s Fundamental Representations shall survive for so long as the applicable statute of limitations with respect thereto after the Closing Date, whereupon they shall terminate and be without any further force or effect. All covenants and agreements contained in this Agreement (a) that contemplate performance in full on or prior to the Closing, and all claims with respect thereto, shall survive the Closing until the date which is one (1) year from the Closing Date, whereupon they shall terminate and be without any further effect; and (b) that contemplate performance, in full or in part, following the Closing (including, without limitation, the provisions of Section 11.2(d) and Section 11.3(a)(iv), and all claims with respect thereto, shall survive the Closing until the expiration of the applicable statute of limitations period therefor, whereupon they shall terminate and be without any further effect. Each aforementioned period (including as set forth in Section 11.1(a)) is referred to herein as the “Survival Period” as applicable to the corresponding representation and warranty, covenant or agreement. The Parties agree that in the event notice of any claim for indemnification under this Article 11 has been delivered within the applicable Survival Period, such claim and the representations and warranties, covenants, agreements and/or other terms and provisions that are the subject of such claim shall survive until such time as such claim is finally resolved.
11.2    Indemnification by Optionor and MillerCoors. From and after the Closing, Optionor and MillerCoors shall indemnify, defend and hold harmless Pabst, its Affiliates and their respective directors, officers, shareholders, partners, members, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Pabst Indemnified Parties”), from, against and in respect of any damages, losses, claims, charges, Liabilities, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation, successful enforcement and ongoing monitoring, reasonable attorneys’ fees and other reasonable out of pocket disbursements) (collectively, “Losses”) actually imposed on, sustained, incurred or suffered by, or asserted against, any of the Pabst Indemnified Parties, whether in respect of Third Party Claims, claims between the Parties or otherwise, arising out of:

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(a)    any breach of any representation or warranty made by Optionor contained in Article 2 or Article 3 attached hereto;
(b)    any breach of any covenant or agreement of Optionor contained in this Agreement;
(c)    any taxes for which Optionor is responsible under this Agreement;
(d)    any Liabilities retained by Optionor or MillerCoors pursuant to Section 1.3, but only in respect of Third Party Claims;
(e)    Employment Liabilities for which Optionor or MillerCoors are responsible under this Agreement;
(f)    any matter contained in the Liability Disclosure Notice(s); and
(g)    the Optionor WARN Liabilities.
From and after the Effective Date, Optionor and MillerCoors shall indemnify, defend and hold harmless the Pabst Indemnified Parties from, against and in respect of any Losses actually imposed on, sustained, incurred or suffered by, or asserted against, any of the Pabst Indemnified Parties, whether in respect of Third Party Claims, claims between the Parties or otherwise, arising out of the MC 4.6 Indemnity.
11.3    Indemnification by Pabst.
(a)    From and after the Closing, Pabst shall indemnify, defend and hold harmless Optionor, MillerCoors and their Affiliates and their respective directors, officers, shareholders, partners, members, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Optionor Indemnified Parties” and, collectively with the Pabst Indemnified Parties, the “Indemnified Parties”), from, against and in respect of any Losses actually imposed on, sustained, incurred or suffered by, or asserted against, any of the Optionor Indemnified Parties, whether in respect of Third Party Claims, claims between the Parties or otherwise, arising out of:

(i)	any breach of any representation or warranty made by Pabst contained in Article 2;

(ii)	any breach of a covenant or agreement of Pabst contained in this Agreement;

(iii)	any taxes for which Pabst is responsible under this Agreement;

(iv)	any Liabilities assumed by Pabst pursuant to Section 1.3, but only in respect of Third Party Claims;

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(v)	Employment Liabilities for which Pabst is responsible under this Agreement; and

(vi)	the Pabst WARN Liabilities.

(b)    From and after the Effective Date, Pabst shall indemnify, defend and hold harmless the Optionor Indemnified Parties from, against and in respect of any Losses actually imposed on, sustained, incurred or suffered by, or asserted against, any of the Optionor Indemnified Parties, whether in respect of Third Party Claims, claims between the Parties or otherwise, arising out of:
(i)     Pabst Inspection Liabilities;
(ii)    Pabst Hiring Liability; and
(iii)     the Pabst 4.6 Indemnity.

11.4    Third Party Claim Indemnification Procedures.
(a)    From and after Closing, in the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party under this Agreement asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than twenty (20) Business Days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have fifteen (15) Business Days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.
(b)    In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and, subject to the provisions of Section 9.1(b) with respect to an Appeal, shall have the power to direct and control such defense at the Indemnifying Party’s expense, unless (i) the amount claimed in such Third Party Claim, together with the aggregate amount of any pending claims for indemnification by the Indemnifying Party under this Article 11, exceeds (or may exceed) the liability to the Indemnified Party, (ii) such Third Party Claim is made by any Governmental Entity

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or (iii) such Third Party Claim is made in respect of an Order that would materially restrict or otherwise materially adversely affect the future activity or conduct of the Indemnified Party or any of its Affiliates (including, in the case of any Pabst Indemnified Party, the future operations or conduct of the Purchased Assets (or any portion thereof)). If the Indemnifying Party does not have the right to defend the Indemnified Party pursuant to the previous sentence, then the Indemnified Party shall take all reasonable steps necessary to defend diligently such Third Party Claim within ten (10) Business Days after the date on which the Claim Notice was required to be delivered. The Indemnified Party (or the Indemnifying Party if the Indemnifying Party does not have the right to direct and control defense of a matter) shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. If the Indemnified Party elects to participate and employ separate counsel, the fees and expenses of such counsel shall not constitute Losses unless the Indemnifying Party does not have the right to direct and control the defense of such matter or has the right to direct and control the defense of such matter and fails to take all reasonable steps to defend diligently such claim, in which case such fees and expenses shall constitute Losses. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in %3. the imposition of an Order that would restrict or otherwise adversely affect the future activity or conduct of the Indemnified Party or any of its Affiliates (including, in the case of any Pabst Indemnified Party, the future operations or conduct of the Purchased Assets (or any portion thereof)), %3. a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, %3. any monetary liability of the Indemnified Party that will not be fully and promptly indemnified hereunder by the Indemnifying Party, or %3. such Indemnified Party not being completely and unconditionally released from any and all liabilities (including any and all debts, guaranties, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute) claimed in the Third Party Claim.
(c)    If the Indemnifying Party %3. elects not to defend the Indemnified Party against a Third Party Claim, whether by not delivering the Indemnified Party timely notice of its election to so defend or otherwise, or %3. after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) Business Days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense (including settling, compromising or offering to settle or compromise such Third Party Claim, without the Indemnifying Party’s consent); provided that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.
(d)    The Indemnified Party and the Indemnifying Party shall reasonably cooperate in the defense of a Third Party Claim pursuant to Section 11.4(b), including by providing reasonable access to each other’s relevant information, business records and other documents, and employees; provided that any costs and expenses related to the investigation and defense of a Third Party Claim incurred by the Indemnified Party shall be counted as Losses.
(e)    The Indemnified Party and the Indemnifying Party shall use reasonable efforts to avoid production of confidential information (consistent with applicable law), and to cause

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employees, counsel and others representing any party to a Third Party Claim to avoid production or disclosure of information that would reasonably be expected to cause the loss or waiver of the protection of any attorney-client privilege, attorney work product or other relevant legal privilege.
11.5    Direct Claims. In the event of a Closing, if an Indemnified Party wishes to make a claim for indemnification under this Agreement for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto as soon as reasonably practicable, but in any event no more than twenty (20) Business Days after the Indemnified Party becomes aware of circumstances indicating that the Indemnified Party has incurred or could reasonably be expected to incur Losses in respect of which it is entitled to indemnification hereunder; provided, however, that the failure to timely deliver notice of a Direct Claim pursuant to this Section 11.5 shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim or fails to respond within twenty (20) Business Days of such notice, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.
11.6    Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article 11, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of an invoice, together with all accompanying reasonably detailed back-up documentation (including bank account information), for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three (3) Business Days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when %4. the Parties have reached an agreement in writing, or %4. with respect to any Dispute, when such Dispute has been finally settled by arbitration pursuant to and in accordance with Section 12.4 of this Agreement or by the Independent Accountants pursuant to and in accordance with Section 12.5 of this Agreement.
11.7    Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 11.2 or Section 11.3 shall be treated as adjustments to the Purchase Price for tax purposes.
11.8    Remedies. If the Closing occurs, the rights and remedies of the Parties under this Article 11 shall be exclusive and in lieu of any and all other rights and remedies the Parties may have after the Closing under this Agreement and Optionor each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other Party or its Affiliates arising under or based on applicable Law with respect to the subject matter hereof. Each Indemnified Party shall take and shall cause its Affiliates to take reasonable steps to mitigate the Losses to the extent

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required by Law after becoming aware of any event which would reasonably be expected to give rise to any Losses.
11.9    Limitations on Indemnification.
(a)    The liability of Optionor to the Pabst Indemnified Parties in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Pabst Indemnified Parties in respect of (i) any claims pursuant to Section 11.2(a) (other than with respect to Optionor’s Fundamental Representations) shall not exceed in the aggregate $1,500,000; (ii) any claims pursuant to Section 11.2(b) other than with respect to the Fundamental Covenant shall not exceed in the aggregate $10,000,000; (iii) any claims pursuant to Section 11.2(a) with respect to the Fundamental Representation set forth in 3.1(g)(iii) and claims pursuant to Section 11.2(b) with respect to the Fundamental Covenant shall not exceed in the aggregate $40,000,000, (iv) any claims pursuant to Section 11.2(e) shall be as set forth in paragraph (b) of Schedule 1.4; and (v) any other claims pursuant to Section 11.2 shall not exceed in the aggregate the Purchase Price.
(b)    The liability of Pabst to the Optionor Indemnified Parties in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Optionor Indemnified Parties in respect of (i) any claims pursuant to Section 11.3(a)(i) (other than with respect to Pabst’s Fundamental Representations) shall not exceed in the aggregate $1,500,000; (ii) any claims pursuant to Section 11.3(a)(ii) shall not exceed in the aggregate $10,000,000; (iii) any claims pursuant to Section 11.3(a)(v) shall be as set forth in paragraph (b) of Schedule 1.4; and (iv) any other claims pursuant to Section 11.3 shall not exceed in the aggregate the Purchase Price.
(c)    The amount of any Losses payable under Article 11 by an Indemnifying Party will be (i) computed net of any insurance proceeds actually received by the Indemnified Party with respect thereto, and (ii) reduced by the amount of proceeds actually received by the Indemnified Party from any recovery from any third party in respect of such Loss, in each case relating to the matters described in the notice for the claim.
(d)    No claim for indemnification under Article 11 may be made by either Party for any Losses to the extent such Losses were specifically included in the calculation of the adjustment to the Purchase Price pursuant to Article IX (Proration).
(e)    Any amounts payable pursuant to the indemnification obligations under this Article 11 shall be paid without duplication, and in no event shall any Party be entitled to recover indemnification payments under different provisions of the Agreement in respect of the same Loss.
(f)    If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article 11, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss.
(g)    Optionor and MillerCoors shall not be liable with respect to any claim made pursuant to Section 11.2(a) for breach of representation and warranty if (i) Pabst had knowledge of

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such breach prior to the Closing and (ii) Pabst has the right (due to such breach) to terminate this Agreement pursuant to Section 7.1(a) and nonetheless elects to Close the transactions contemplated hereunder. For purposes of this Section 11.9, Pabst shall be deemed to have knowledge of any breach of a representation or warranty contained herein if the breach was disclosed to Pabst in the Data Room at least forty-eight (48) hours prior to Closing.
(h)    NOTWITHSTANDING ANY PROVISION TO THE CONTRARY HEREIN, EXCEPT TO THE EXTENT AWARDED BY A COURT TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM, AN INDEMNIFIED PARTY WILL NOT BE ENTITLED TO RECOVER ANY CONSEQUENTIAL OR INCIDENTAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIM ASSERTED PURSUANT TO THIS ARTICLE 11 OR INCLUDING ANY RECOVERY UNDER A “MULTIPLE OF PROFITS,” “MULTIPLE OF CASH FLOW,” “MULTIPLE OF EBITDA” OR SIMILAR VALUATION METHODOLOGY IN CALCULATING THE AMOUNT OF ANY INDEMNIFIABLE LOSSES.
(i)    EXCEPT IN THE EVENT OF (A) FRAUD OR AN INTENTIONAL MISREPRESENTATION WITH AN INTENT TO MISLEAD OR DECEIVE, (B) WITH RESPECT TO THE COVENANTS OF OPTIONOR AND/OR MILLERCOORS (AND NOT ANY REPRESENTATIONS OR WARRANTIES), INTENTIONAL MISCONDUCT THAT MATERIALLY IMPAIRS THE VALUE OF, OR PABST’S USE OR OPERATION OF, THE PURCHASED ASSETS OR (C) AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION IN SECTION 10.2, SECTION 12.1 OR SECTION 12.2, THE RIGHTS OF INDEMNITY PROVIDED IN THIS ARTICLE 11 ARE PABST’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY AND ALL CLAIMS OF ANY KIND WHATSOEVER ARISING OUT OF OR RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY AND ALL BREACHES OR ALLEGED BREACHES OF ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF THE PARTIES, OR ANY OTHER PROVISION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY) AND ALL OTHER REMEDIES AND RIGHTS OF INDEMNITY OR CONTRIBUTION, WHETHER CREATED BY LAW OR OTHERWISE, ARE HEREBY WAIVED.
11.10    Submission to Arbitration. All claims for indemnification pursuant to this Article 11 that are in Dispute shall be finally settled by arbitration pursuant to and in accordance with Section 12.4 of this Agreement, other than Accounting Disputes which shall be settled by the Independent Accountants in accordance with Section 12.5.
The provisions of this Article 11 shall survive the Closing indefinitely (it being understood, for the avoidance of doubt, that this provision does not extend the applicable Survival Period).
12.    GENERAL; MISCELLANEOUS
12.1    Expenses.

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(a)    Fees of Agents, Advisors. Subject to Section 12.1(b) and Section 12.1(c) below, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the contemplated transactions, including all fees and expenses of agents, representatives, counsel, and accountants, whether or not a Closing occurs.
(b)    Closing Costs. If the Closing shall occur, Optionor shall pay, at or before Closing, (a) one-half the premium for Pabst’s California owner’s policy of title insurance (the “Title Policy”), (b) all transfer, excise, sales and/or similar taxes (other than income taxes or franchise taxes) which may be assessed against any proceeds received by Optionor or MillerCoors in connection with Optionor’s and MillerCoors’ transfer to Pabst of title to the Purchased Assets (all such taxes, the “Applicable Transfer and Sales Taxes”) in excess of the amount of Applicable Transfer and Sales Taxes for which Pabst is responsible for under this Section 12.1(b), (c) one-half (1/2) the fees for recording the Deed conveying the Real Property to Pabst and (d) one-half (1/2) of the escrow fee (if any) charged by Escrow Agent in connection with the transaction that is the subject of this Agreement. Pabst shall pay, at or before Closing, (i) one half of all Applicable Transfer and Sales Taxes, except Pabst shall not be responsible for any Applicable Transfer and Sales Taxes applicable to the transfer of personal property in excess of $2,000,000, (ii) the cost of any extended coverage, endorsements or other modifications requested by Pabst to the Title Policy, (iii) one-half (1/2) of the escrow fee (if any) charged by Escrow Agent in connection with the transaction that is the subject of this Agreement, (iv) one-half the premium for Pabst’s California owner's policy of title insurance and (v) one-half the fees for recording the Deed. Any other Closing costs or Closing expenses that are not expressly provided for in this Agreement shall be allocated fifty-fifty (50/50) as between MillerCoors and Optionor, on the one hand, and Pabst on the other hand.
(c)    Dispute Costs. In the event that any Party institutes any legal suit, action, or proceeding, including arbitration, against the other Party to enforce the covenants contained in this Agreement or the Transition Services Agreement (or obtain any other remedy in respect of any breach of this Agreement or the Transition Services Agreement) arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the third party costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable third party attorneys’ fees and expert expenses, other expenses and court costs.
12.2    Confidentiality.
(a)    Public Announcements. Unless otherwise required by applicable law or stock exchange requirements (based upon reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement, the transactions contemplated hereby or the information obtained regarding the Purchased Assets or otherwise communicate with any news media in respect of this Agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld). Without the consent of Pabst, Optionor, MillerCoors and their Affiliates may (i) make a press release and/or announcements to their employees related to the Plant Closure (but not this Agreement and the transactions contemplated by this Agreement) and (ii) make an 8-K, 10-K or 10-Q filing with the U.S Securities and Exchange Commission

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regarding this Agreement and the transactions contemplated by this Agreement; provided, however, that no such filing shall include the Schedules to the Agreement, unless otherwise required under applicable law or by regulatory authority. No Party shall make any other press releases, and neither Optionor nor MillerCoors shall make any announcements to its employees, in each case related to this Agreement and the transactions contemplated by this Agreement, without the consent of the other Parties hereto, not to be unreasonably withheld.
(b)    “Confidential Information” of a Party means all information (whether in written, oral, verbal, electronic, visual or any other form) and materials regarding the Purchased Assets, the employees of the Optionor Parties, or the business of the Party which such Party and/or its Affiliates, including without limitation any employee or representative of such Party and/or its Affiliates (“Disclosing Party”) has furnished or hereafter furnishes to the other Party (“Recipient”) or its representatives which the Party and/or its Affiliates would consider to be proprietary, trade secret or other non-public information of the Disclosing Party and/or its Affiliates. Confidential Information specifically includes all information developed or obtained by Pabst in connection with the transactions contemplated by this Agreement and the Transition Services Agreement. A Party’s Confidential Information specifically includes, but is not limited to, such Party’s and its Affiliates’; pricing, costs and other financial information, financial projections, customer prospects, customer and supplier information, employee lists, employee records, employee information, strategic initiatives, marketing plans, business methods, operating and production procedures, drawings, artwork, designs, schematics, formulations, processes, patent applications, research procedures, models, computer programs, unpatented inventions (including inventions that are the subject of patent applications), recipes, formulas, prototypes, samples, specifications, test results, analyses, software, forecasts and studies, and any third party confidential information included within the information provided by the Disclosing Party and any notes, reports or analyses prepared by Recipient that contain the foregoing. “Confidential Information” includes the fact that discussions or negotiations have taken place or are taking place between the Parties regarding the transactions contemplated by this Agreement (the “Purpose”) or any of the terms or conditions of this Agreement. Notwithstanding the foregoing, Confidential Information of a Disclosing Party does not include any information or materials which (i) is or becomes generally available to the public other than as result of a breach by Recipient or its Authorized Persons (defined below) of this Agreement, (ii) was specifically known to Recipient or its Authorized Persons prior to receipt thereof by Recipient or its Authorized Persons from Disclosing Party (other than with respect to information or materials known to Recipient or its Authorized Persons subject to the terms of a separate confidentiality agreement with any Optionor Party), (iii) was or is independently developed without breaching this Agreement by the Recipient or by Recipient’s employees or agents and where Recipient can demonstrate such independent development, or (iv) is approved for release by the express written authorization of Disclosing Party, and then only after such approval and only for the purpose specified. Notwithstanding anything in this Agreement to the contrary, no Party shall be prohibited from disclosing the Purchase Price as required by Law or applicable filings with the U.S. Securities and Exchange Commission (including an 8-K, 10-K or 10-Q) and the delivery or recording of the Deed and other Closing documents, and no Party shall be prohibited from disclosing the Purchase Price or other relevant terms or conditions of this Agreement in connection with any Appeal or other action to enforce the terms and provisions of this Agreement.

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(c)    Recipient shall keep or cause to be kept in strict confidence all Confidential Information of Disclosing Party and shall not disclose it to anyone except to it and its Affiliates, directors, officers, accountants, attorneys, and a limited group of its employees who are engaged in the evaluation of such Confidential Information in connection with the transactions contemplated by this Agreement, any other person or entity assisting Recipient with the transaction or participating in the transaction (including potential and actual co-packers or alternating proprietorships with which Pabst may transact after the Closing Date) and, in the case of Pabst, Recipient’s prospective and actual (x) debt and equity sources and (y) Financing Transaction counterparties and (z) potential and actual co-packers or alternating proprietorships with whom Pabst may brew beer for after the Closing Date (“Authorized Persons”). All Authorized Persons shall, prior to any disclosure to them, be informed of the confidentiality provisions of this Agreement and instructed to treat such information as confidential as provided for herein. Recipient will use all Confidential Information only in connection with the Purpose (including, for the avoidance of doubt, evaluating and/or implementing the transaction with respect to the Purchased Assets, determining whether to proceed with the contemplated purchase, or if same is consummated, in connection with the ownership or operation of the Purchased Assets post-Closing) or for the purpose of fulfilling its responsibilities hereunder. Recipient shall use at least the same degree of care in safeguarding Confidential Information of Disclosing Party as Recipient uses for its own proprietary information of like importance, but in no event less than reasonable care. Each of the Authorized Persons of Recipient to whom Confidential Information of Disclosing Party is disclosed will be advised by Recipient of its confidential nature and of the terms of this Agreement. In the event of the breach of this Agreement by an Authorized Person, the Disclosing Party shall have rights against the Authorized Person and the Recipient to the fullest extent permitted by law, and Recipient agrees to take all steps necessary to secure such rights. In the event that Disclosing Party deems any of the Confidential Information to be competitively sensitive information, Disclosing Party may request that such competitively sensitive information be reviewed only by Authorized Persons who are third parties and who are not directors, officers or employees of Recipient or its Affiliates.
(d)    Upon Disclosing Party’s written request after the termination or expiration of this Agreement, Recipient will either destroy or return to Disclosing Party all Confidential Information of Disclosing Party which is in tangible form, including any copies thereof which Recipient or its Authorized Persons may have made, and Recipient will destroy all abstracts, notes and summaries thereof and destroy or delete all references thereto in its documents; provided, however, that Recipient (and its Authorized Persons) may retain copies of Confidential Information to the extent that failing to do so would be reasonably likely to violate any applicable law, regulation, request from a Governmental Entity, or would contravene Recipient’s (or such Authorized Person’s) record document retention policies or procedures for legal, compliance or regulatory purposes. If Disclosing Party notifies Recipient in writing as to any of the Confidential Information of Disclosing Party which it does not wish copied, Recipient shall comply. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the destruction of any standard electronic back-up or archival copies made in the ordinary course of business; provided that any Confidential Information so retained shall continue to be subject to the terms and conditions of this Agreement, subject to subsection (j) below. If Recipient or anyone to whom Recipient transmits the Confidential Information of Disclosing Party is requested or required by applicable law or regulation, or securities exchange, or by order of a court or Governmental Entity or otherwise in connection with a legal

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proceeding (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or otherwise) to disclose any of such Confidential Information, Recipient will use commercially reasonable efforts to provide Disclosing Party with prompt notice, if lawful, so that Disclosing Party may seek, at Disclosing Party’s expense, a protective order or other appropriate remedy or Disclosing Party will waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, or if Disclosing Party waives compliance with the provisions of this Agreement, Recipient will furnish only that portion of the Confidential Information of Disclosing Party which Recipient is advised by its counsel it is legally required to be furnished.
(e)    Recipient recognizes that irreparable injury may result to Disclosing Party if Recipient breaches any provision of this Section 12.2 and agrees money damages might not be a sufficient remedy for any breach. Accordingly, if Recipient or any of its Representatives engage in any act in violation of any provision of this Section 12.2, Disclosing Party shall be entitled, in addition to such other remedies as may be available to it under applicable law, to seek an injunction prohibiting Recipient and its Representatives from engaging in any such act, or specifically enforcing the terms of this Section 12.2, as the case may be. The Parties waive any requirement for the posting of any bond or the showing of actual monetary damages.
(f)    Except as provided in Article 3, neither the Disclosing Party nor any of its Representatives or Affiliates makes any representation or warranty, expressed or implied, as to the accuracy or completeness of the Confidential Information disclosed to the Recipient hereunder. Except as expressly provided in this Agreement, neither the Disclosing Party nor any of its Representatives or its Affiliates shall be liable to the Recipient or any of its Representatives relating to or resulting from the Recipient’s use of any of the Confidential Information or any errors therein or omissions therefrom; provided that this shall apply only with respect to this Agreement and not with respect to any other agreement entered into between the Parties.
(g)    Each Party agrees to comply with all laws in connection with its receipt and any transmission of Confidential Information, including without limitation any privacy and data security laws. Recipient shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(h)    Notwithstanding anything to the contrary in this Agreement, Pabst may record a memorandum of this Option in the form attached hereto as Exhibit C (the “Option Memorandum”) with the Los Angeles County Recorder’s Office.
(i)    This Section 12.2 is subject to the additional terms and provisions set forth in Section 1.7 above.
(j)    The Parties’ obligations under this Section 12.2 will continue until the earlier of (a) Closing and (b) five (5) years following the Effective Date, at which time the Parties obligations under this Section 12.2 shall terminate and be of no further force or effect; provided that any trade

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secrets shall survive for so long as such trade secret is considered to be a trade secret under applicable law.
12.3    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic message (email) to the email address set forth below; provided that a copy also is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice to the other Parties):
Optionor:    MillerCoors USA LLC
250 S. Wacker Dr., Suite 800
Chicago IL 60606
Attn: Chief Legal Officer
E-mail: kelly.grebe@millercoors.com

With a copy to:

Quarles & Brady LLP
Attn: Jennifer Clements
411 E. Wisconsin Avenue
Suite 2350
Milwaukee, WI 53202
E-mail: jennifer.clements@quarles.com

Pabst:        Pabst Brewing Company, LLC
Attn: Rob Urband
10635 Santa Monica Blvd.
Suite 350
Los Angeles, CA 90025
E-mail: rurband@pabst.com

With a copy to:

Sullivan & Cromwell LLP
Attn: Robert M. Schlein
        125 Broad Street
        New York, New York 10004
        Email: schleinr@sullcrom.com

Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the Business Day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received.

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12.4    Dispute Resolution.
(a)    Dispute. As used in this Agreement, “Dispute” means any dispute or disagreement between or among Optionor, Pabst and/or MillerCoors concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any Party of this Agreement or any other matter relating in any way to this Agreement; provided that Dispute shall not include a dispute concerning Section 12.2 or any other confidentiality agreement between the Parties, or a dispute with respect to the Accounting Disputes. Further, any action for specific performance shall be governed by Section 12.7.
(b)    Process. If a Dispute arises, other than a Dispute with respect to an Accounting Dispute, the Parties will follow the procedures specified in subsections (c) through (e) below.
(c)    Negotiations. The Parties will promptly attempt to resolve any Dispute by negotiations between the Optionor and Pabst. Either the Optionor or Pabst may give the other Party written notice of any Dispute not resolved in the normal course of business. The Optionor and Pabst will meet at a mutually acceptable time and place within twenty (20) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by these Parties within thirty-five (35) calendar days of the disputing Party’s notice, or if the Parties fail to meet within such thirty (30) calendar days, either the Optionor or Pabst may initiate arbitration as provided in Section 12.4(d). If a Party intends to be accompanied at a meeting by legal counsel, the other Party will be given at least three (3) Business Days’ notice of such intention and may also be accompanied by legal counsel.
(d)    ARBITRATION OF DISPUTES. IF A DISPUTE IS NOT RESOLVED BY NEGOTIATION PURSUANT TO SUBSECTION (C), SUCH DISPUTE SHALL BE RESOLVED BY A JAMS ARBITRATOR (WITH AT LEAST TEN (10 YEARS EXPERIENCE ARBITRATING COMMERCIAL REAL ESTATE OR MERGERS AND ACQUISITIONS DISPUTES IN CALIFORNIA) IN ACCORDANCE WITH THE JAMS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES. SUCH DECISION SHALL BE BINDING UPON THE PARTIES AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PLACE OF ARBITRATION SHALL ALTERNATE BETWEEN CHICAGO AND CALIFORNIA. THE ARBITRATION SHALL BE GOVERNED BY THE INTERNAL LAWS OF CALIFORNIA. EXCEPT AS MAY BE REQUIRED BY LAW, NEITHER A PARTY NOR ANY ARBITRATOR MAY DISCLOSE THE EXISTENCE, CONTENT, OR RESULTS OF ANY ARBITRATION HEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE PARTIES.
NOTICE:  BY INITIALLING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.  BY INITIALLING

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IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION.  IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.  YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION TO NEUTRAL ARBITRATION.
/s/ RU                _/s/ GH        /s/ GH_________      __________         _______________
Pabst’s Initials Optionor’s Initials      MillerCoors’ Initials

(e)    General.

(i)	Extension of Deadlines. All deadlines specified in this Section 12.4 may be extended by mutual agreement between the Optionor and Pabst.

(ii)
Enforcement. The Parties regard the obligations in this Section 12.4 to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in Section 12.4(b), (c) and (d) by any Party, the other Party may bring an action to seek enforcement of such obligations in a court of law as set forth in Section 12.7 (subject to the terms of Section 12.6).

(iii)
Costs. With respect to proceedings under Section 12.4(d), the Optionor and Pabst will each pay fifty percent (50%) of the fees and expenses of the arbitrator in connection with the application of the provisions of Section 12.4(d).

(iv)
Replacement. With respect to proceedings under Section 12.4(d), if JAMS is no longer in business or is unable or refuses or declines to act or to continue to act under this Section 12.4 for any reason, then the functions specified in this Section 12.4 to be performed by JAMS will be performed by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules, unless another replacement is mutually agreed to by the Parties.

12.5    Independent Accountants. The Parties shall attempt to resolve any Disputes with respect to Section 1.10 (Post-Closing Transactions), 12.1 (Expenses), any tax matter (including any Tax Returns), the Allocation Appraisal, or Article 9 (the “Accounting Disputes”); provided, however, that if no resolution is reached on or before the thirtieth (30th) day following a Party's

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receipt of a notice of dispute, the Parties shall employ a firm of certified public accountants mutually agreed to and independent of both Parties (which shall be a large regional firm or a big 4 firm) (the “Independent Accountants”) for purposes of settling the items in dispute. In the event the Parties cannot mutually agree on the Independent Accountants after providing at least three suggestions each, either Party may choose to have an arbitrator determine the Independent Accountants as set forth in Section 12.4 Such Independent Accountants shall only review the items in dispute and shall determine whether such disputed items are consistent with this Agreement and, if not, shall make such changes thereto as are necessary to resolve such Accounting Disputes and the provisions of this Agreement. The Independent Accountants may specify appropriate procedures for resolving the disputed items, including requesting written or oral submissions and explanations. The decision of the Independent Accountants on each item in dispute may not be greater than the higher position of Pabst and the Optionor Parties nor the lower position of Pabst and the Optionor Parties with respect to such item. The conclusions of the Independent Accountants shall have the legal effect of an arbitral award and shall be final and binding on the Parties. The Independent Accountants shall determine the percentage of its fees and expenses to be paid by Pabst and the Optionor Parties, with such fees and expenses being borne in inverse proportion to the degree to which the Independent Accountants accepted the positions of the respective Parties.
12.6    WAIVER. EACH PARTY TO THIS AGREEMENT EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OR OTHERWISE OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY AGREES THAT SUCH DISPUTES SHALL BE DECIDED BY MANDATORY ARBITRATION PURSUANT TO SECTION 12.4 OF THIS AGREEMENT. THE PARTIES AGREE THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN NEGOTIATED ON AN ARMS-LENGTH BASIS, WITH THE PARTIES AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE THEIR RESPECTIVE LEGAL COUNSEL ADVISE THEM AS TO THE MATTERS CONTAINED HEREIN.
12.7    Jurisdiction, Service of Process. With respect to (a) enforcement claims in respect of Disputes subject to arbitration or Accounting Disputes or (b) in the event any Party desires to seek specific performance or to enforce the confidentiality obligations under Section 12.2, the Parties hereby submit to the exclusive venue and jurisdiction of the State of California and United States District courts located within the City of Los Angeles in respect of any suit or other proceeding brought in connection with or arising out of this Agreement, each of the Parties consents to the exclusive jurisdiction of such courts (and their respective appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or

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proceeding referred to in the preceding sentence may be served on any Party anywhere in the world. Nothing in this Section 12.7 shall limit in any way the provisions of Sections 12.4 and 12.5 of this Agreement. In addition, the Parties hereby submit to the exclusive venue and jurisdiction of the State of Wisconsin and the United States Districts courts located within the City of Milwaukee for any claims related to the Settlement Agreement.
12.8    Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. Notwithstanding the foregoing, to the extent Pabst does not exercise its option rights within the time periods set forth herein, Pabst’s rights shall be deemed to be waived. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
12.9    Entire Agreement and Modification. This Agreement and the Settlement Agreement supersede all prior discussions and agreements between the Parties with respect to the option to purchase the Brewery. This Agreement, the Settlement Agreement and, with respect to the site visit referenced therein, the Location Access Agreement dated January 28, 2019, constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to the Option to purchase the Brewery. This Agreement may not be amended except by a written agreement executed by all of the Parties hereto. In the event of a conflict between this Agreement and the Settlement Agreement, this Agreement shall control.
12.10    Assignments, Successors, and No Third-Party Rights. No Party may assign or transfer any of its rights under this Agreement, whether voluntarily or by operation of law, without the prior written consent of the other Parties, and any such assignment shall be null and void; provided, however, that Pabst shall have the right to assign and transfer this Agreement (and/or any right to acquire the Purchased Assets under this Agreement) without Optionor’s or MillerCoors’ consent if all of the following conditions are satisfied: (a) as of the date of such assignment, the assignee of Pabst must be an entity (x) in which Pabst directly or indirectly owns and controls at least a fifty one percent (51%) equity or like ownership and fifty one percent (51%) voting interest (each, a “Pabst Entity”) or (y) an entity which is at least 51% owned (directly or indirectly) by an entity which also directly or indirectly owns at least 51% of Pabst, (b) the assignee shall assume all obligations of Pabst hereunder (but, subject to the last sentence of this Section 12.10, from and after such assumption Pabst shall not be conditionally discharged from any of its obligations and liabilities under or in connection with this Agreement unless discharged in writing by Optionor and MillerCoors); and (c) a copy of the fully executed assignment and

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assumption agreement together with evidence of control and ownership shall be delivered to Optionor at least 30 days prior to Closing. Notwithstanding the foregoing, the assignee may not be a Prohibited Transferee. If Pabst assigns this Agreement in accordance with this Section 12.10, Optionor shall not be obligated to use its commercially reasonable efforts to aid Pabst in having consents re-assigned if already obtained or re-assigned or re-issued to Pabst’s assignee. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Notwithstanding anything to the contrary herein, any restriction on Pabst set forth in this Section 12.10 shall be terminated as of the Closing; provided that Section 1.10 (Post-Closing Transactions) shall be in full force and effect. For the avoidance of doubt, no Sale of Pabst shall constitute an assignment or transfer for purposes of this Section 12.10.
12.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any arbitrator or in the case of breaches of the confidentiality obligations or any access agreements, a court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
12.12    Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
12.13    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
12.14    Governing Law. This Agreement will be governed by the laws of the State of California, without regard to conflicts of laws principles.
12.15    As-Is Sale. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF OPTIONOR OR MILLERCOORS SET FORTH HEREIN OR IN ANY DOCUMENT OR INSTRUMENT DELIVERED AT THE CLOSING, PABST ACKNOWLEDGES AND AGREES THAT IT WILL BE PURCHASING THE PURCHASED ASSETS BASED SOLELY UPON ITS INSPECTIONS AND INVESTIGATIONS OF THE PURCHASED ASSETS AND THAT PABST  WILL BE PURCHASING THE PURCHASED ASSETS “AS IS” AND “WITH ALL FAULTS”, BASED UPON THE CONDITION OF THE PURCHASED ASSETS  AS OF THE DATE OF THIS  AGREEMENT,  ORDINARY  WEAR AND TEAR EXCEPTED, AND THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF OPTIONOR OR MILLERCOORS SET FORTH HEREIN OR IN ANY DOCUMENT OR INSTRUMENT DELIVERED AT THE CLOSING, OPTIONOR AND MILLERCOORS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR

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A PARTICULAR PURPOSE, IN RESPECT OF THE PURCHASED ASSETS. WITHOUT LIMITING THE FOREGOING, PABST  ACKNOWLEDGES THAT, EXCEPT AS MAY OTHERWISE BE SPECIFICALLY SET FORTH ELSEWHERE IN THIS AGREEMENT OR IN ANY DOCUMENT OR INSTRUMENT DELIVERED AT THE CLOSING, NONE OF OPTIONOR, MILLERCOORS, THEIR AFFILIATES, THEIR CONSULTANTS OR AGENTS HAVE MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND UPON WHICH PABST  IS RELYING  AS TO ANY  MATTERS  CONCERNING  THE  PURCHASED ASSETS, INCLUDING, BUT NOT LIMITED TO: (I) THE CONDITION OF THE LAND OR ANY IMPROVEMENTS COMPRISING THE PURCHASED ASSETS; (II) THE EXISTENCE OR NON-EXISTENCE OF ANY POLLUTANT, TOXIC WASTE AND/OR ANY HAZARDOUS MATERIALS OR SUBSTANCES; (III) ECONOMIC PROJECTIONS OR MARKET STUDIES CONCERNING THE PURCHASED ASSETS, OR THE INCOME TO BE DERIVED FROM THE PURCHASED ASSETS; (IV) ANY DEVELOPMENT RIGHTS, TAXES, BONDS, COVENANTS, CONDITIONS AND RESTRICTIONS AFFECTING THE PURCHASED ASSETS;  (V) THE NATURE AND EXTENT OF ANY RIGHT OF WAY, LEASE, LIEN, ENCUMBRANCE, LICENSE, RESERVATION OR OTHER TITLE MATTER; (VI) WATER OR WATER RIGHTS, TOPOGRAPHY, GEOLOGY, DRAINAGE, SOIL OR SUBSOIL OF THE PURCHASED ASSETS; (VII) THE   UTILITIES   SERVING  THE  PURCHASED ASSETS; (VIII) THE  SUITABILITY OF THE PURCHASED ASSETS FOR ANY AND ALL ACTIVITIES AND USES WHICH PABST MAY ELECT TO CONDUCT THEREON; OR (IX) THE COMPLIANCE OF THE PURCHASED ASSETS WITH ANY ZONING, ENVIRONMENTAL, BUILDING  OR OTHER LAWS, RULES OR REGULATIONS AFFECTING THE PURCHASED ASSETS. OPTIONOR AND MILLERCOORS MAKE NO REPRESENTATION OR WARRANTY THAT THE PURCHASED ASSETS COMPLY WITH THE AMERICAN WITH DISABILITIES ACT OR ANY FIRE CODE OR BUILDING CODE. PABST HEREBY RELEASES OPTIONOR, MILLERCOORS, AND THEIR AFFILIATES FROM ANY AND ALL LIABILITY IN CONNECTION WITH ANY ENVIRONMENTAL CLAIMS WHICH PABST OR ANY OTHER PARTY MAY HAVE AGAINST OPTIONOR, MILLERCOORS AND THEIR AFFILIATES AND PABST HEREBY AGREES, SUBJECT TO ITS RIGHTS WITH RESPECT TO BREACH OF REPRESENTATIONS UNDER ARTICLE 3 HEREOF NOT TO ASSERT ANY ENVIRONMENTAL CLAIMS FOR CONTRIBUTION, COST RECOVERY OR OTHERWISE, AGAINST OPTIONOR, MILLERCOORS OR THEIR AFFILIATES RELATING DIRECTLY OR INDIRECTLY TO THE EXISTENCE OF ASBESTOS OR HAZARDOUS MATERIALS OR SUBSTANCES ON, OR ENVIRONMENTAL CONDITIONS OF, THE PURCHASED ASSETS, WHETHER KNOWN OR UNKNOWN.
As further consideration for this release, Optionor, MillerCoors and Pabst hereby agree, represent and warrant that the matters released herein are not limited to matters which are known or disclosed, and the undersigned, and each of them, hereby waive any and all rights and benefits which they, or either of them, now has, or in the future may have, conferred upon them, by virtue of the provisions of Section 1542 of the Civil Code of the State of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR

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AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each party hereto understands and acknowledges the significance and the consequence of the waiver of Section 1542 of the California Civil Code. Except as otherwise expressly provided for herein, Optionor and MillerCoors agree, represent and warrant that they, and each of them, realize and acknowledge that the factual matters now unknown to them may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and the undersigned further agree, represent and warrant that this release has been negotiated and agreed upon in light of that realization and that they nevertheless hereby intend to release, discharge and acquit each other from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses described herein.

MillerCoors Initials Pabst Initials            Optionor Initials

/s/GH                        /s/ RU                /s/ GH
______________ _________________        _________________
Subject to the remedies set forth in this Agreement for breach of representations and warranties, Pabst and its successors in interest release Optionor, MillerCoors and their Affiliates, and its and their respective officers, directors, representatives, successors and assigns (the “Released Parties”), from, and waives all claims and liability against the Released Parties for any environmental condition at or relating to the Purchased Assets whether known or unknown, and further releases the Released Parties from, and waives all liability against the Released Parties attributable to, the environmental condition of the Purchased Assets, including without limitation the presence, discovery, or removal of any Hazardous Materials in, at, under, about, or from the Purchased Assets, or for, connected with, or arising out of any and all claims or causes of action based upon any Environmental Law.
Without in any way limiting the foregoing, Pabst specifically acknowledges that the Real Property is located within or near a contaminated groundwater plume commonly known as the Baldwin Park Operable Unit of the San Gabriel Valley Superfund Site (“Regional Groundwater Plume”).  Optionor, MillerCoors and their Affiliates do not assume any Liabilities related to the Regional Groundwater Plume in the San Gabriel Valley, and, subject to the rights and remedies for breach of representations and warranties set forth in this Agreement, Pabst and its successors in interest release and waive all claims and liabilities against the Released Parties related to the Regional Groundwater Plume, and Optionor, MillerCoors and their Affiliates release and waive all claims and liabilities against Pabst and its successors in interest related to the Regional Groundwater Plume to the extent that Optionor, MillerCoors or Affiliates have released Hazardous Materials prior to Closing that have caused or contributed to the Regional Groundwater Plume (if any).
12.16    Joint and Several Liability. MillerCoors and Optionor are and shall be jointly and severally liable for, and each of MillerCoors and Optionor absolutely and unconditionally guarantees to Pabst, the prompt payment and performance of all liabilities, obligations and agreements of both MillerCoors and Optionor under this Agreement and the Ancillary Documents.

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12.17    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer to any third party any rights or benefits.
12.18    Section References. References to sections in this Agreement shall also refer in each case to the Schedules corresponding to such sections.
12.19    Interpretation. This Agreement shall not be construed more strictly against any party than against the other by virtue of the fact that it may have been prepared by counsel for one of such parties, it being recognized that all Parties have contributed substantially and materially to the preparation of this Agreement.
12.20    Counterparts/Signature. This Agreement may be executed (a) in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement and (b) by e-mail, .pdf, telecopy or other facsimile signature (each of which shall be deemed an original).

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Pabst Brewing Company, LLC

By: /s/ Eugene Kashper

Name:  Eugene Kashper

Title:  Chief Executive Officer

MillerCoors USA LLC

By: /s/ Gavin Hattersley

Name:  Gavin Hattersley

Title:  Chief Executive Officer

MillerCoors LLC

By: /s/ Gavin Hattersley

Name:  Gavin Hattersley

Title:  Chief Executive Officer

Option Agreement Signature Page

ANNEX A

DEFINITIONS

“AAA” shall have the meaning set forth in Section 12.4(e)(iv).
“Accounting Disputes” shall have the meaning set forth in Section 12.5.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise).
“Agreement” shall have the meaning set forth in the preamble of this Agreement.
“Allocation Appraisal” shall have the meaning set forth in Section 1.1.
“Ancillary Agreements” shall have the meaning set forth in Section 2.1(b).
“Appeal” shall have the meaning set forth in Section 9.1(b).
“Applicable Transfer and Sales Taxes” shall have the meaning set forth in Section 12.1(b).
“Assignment and Bill of Sale” shall have the meaning set forth in Section 8.2(b).
“Assumed Contracts” shall have the meaning set forth in Section 1.8.
“Authorized Persons” shall have the meaning set forth in Section 12.2(c).
“Benefits Plans” shall have the meaning set forth in Section 3.1(m).
“Brewery” shall have the meaning set forth in the recitals of this Agreement.
“Brewery Assets” shall have the meaning set forth in Section 1.2(a)(i).
“Brewery Computer Equipment” shall have the meaning set forth in Section 1.2(a)(iii).

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“Brewery IP” shall have the meaning set forth in Section 1.2(h).
“Brewing Agreement” shall mean that certain Brewing Agreement between Pabst Brewing Company, Pearl Brewing Company LLC, Falstaff Brewing Corporation and General Brewing Company LLC, and S&C Co. and Miller Brewing Company, dated as of January 29, 2007, as amended.
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banking institutions in California are authorized or required by law or executive order to close.
“Cancelled Contracts” shall have the meaning set forth in Section 1.8.
“Claim Notice” shall have the meaning set forth in Section 11.4(a).
“Closing” shall have the meaning set forth in Section 1.5(c).
“Closing Date” shall have the meaning set forth in Section 1.5(c).
“Closure Notice” shall have the meaning set forth in Section 1.5(b).
“Closure Notice Delivery Date” shall have the meaning set forth in Section 1.5(b).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Compliance” shall have the meaning set forth in Section 1.10(d).
“Condemnation Judgment” shall mean the judgment entered into in the case Metro Gold Line Foothill Extension Construction Authority v MillerCoors LLC case No. BC497583
“Confidential Information” shall have the meaning set forth in Section 12.2(b).
“Contracts” means the Equipment Leases, Service Contracts, and any other agreements pertaining solely to the Purchased Assets, but excluding the Master Leases, the TTB Licenses, all Union Contracts and any Excluded Assets.
“Data Room” shall mean the dedicated proprietary website via which Optionor shares due diligence documentation with Pabst and its Authorized Persons regarding the Transaction.
“Deed” shall have the meaning set forth in Section 8.2(a).
“Deposit” shall have the meaning set forth in Section 6.1.
“Direct Claim” shall have the meaning set forth in Section 11.5.

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“Disclosing Party” shall have the meaning set forth in Section 12.2(b).
“Dispute” shall have the meaning set forth in Section 12.4(a).
“Documents” means all documents and information to be delivered pursuant to Section 1.7(a) and all other uploads to the Data Room.
“Due Diligence List” shall have the meaning set forth in Section 1.7(a).
“Effective Date” shall have the meaning set forth in the preamble of this Agreement.
“Employment Liabilities” shall have the meaning set forth in paragraph (b) of Schedule 1.4.
“Environmental Laws” shall mean all federal, state, local, or other law, rule, regulation, or governmental requirement or restriction of any kind, including, but not limited to, any rules, regulations orders, plan approvals and regulatory policies relating to the protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or regulating the use of or imposing obligations with respect to Hazardous Materials, including, without limitation, (i) the Resource Conservation and Recovery Act, 42 U.S.C.A. § 6901, et seq., and the rules, regulations and orders promulgated thereunder and any state counterparts thereto; (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. § 9601, et seq., and the rules, regulations and orders promulgated thereunder and any state counterparts thereto; (iii) the Clean Water Act, 33 U.S.C. § 1251, et seq., and the rules, regulations and orders promulgated thereunder and the state counterparts thereto; (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., and the rules, regulations and orders promulgated thereunder and the state counterparts thereto; (v) the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., and the rules, regulations and orders promulgated thereunder; (vi) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., and the rules, regulations and orders promulgated thereunder;  (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the rules, regulations, and orders promulgated thereunder; and (viii) California’s Hazardous Waste Control Law in Cal. Health and Safety Code, Division 20, Chapter 6.5, and the rules, regulations, and orders promulgated thereunder; (ix) any other applicable foreign or U.S. federal, state, local, or other statutes or Laws, and the rules, regulations, and orders promulgated thereunder.
“Equipment” means the Brewery Assets and Brewery Computer Equipment.
“Equipment Leases” shall have the meaning set forth in Section 1.2(a)(ii).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall have the meaning set forth in Section 3.1(m).

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“Escrow Agent” shall have the meaning set forth in Section 6.1.
“Excluded Assets” shall have the meaning set forth in Section 1.2(c).
“Excluded Computer Equipment” shall have the meaning set forth in Section 1.2(c)(ix).
“Excluded Software” shall have the meaning set forth in Section 1.2(c)(viii).
“Excluded Transaction” shall have the meaning set forth in Section 1.10(a).
“Exercise Date” shall have the meaning set forth in Section 1.5(a).
“Exercise Notice” shall have the meaning set forth in Section 1.5(a).
“Financing Transaction” shall mean a lessor or other counterparty in respect of a bona fide sale leaseback, leaseback or other financing transaction.
“Fraud” shall mean the actual knowledge (as opposed to imputed or constructive knowledge) of a Party, with the intent to induce the other party to act or refrain from acting, and such party relied on such inducement.
“Fundamental Covenant” shall have the meaning set forth in Section 4.1(a).
“Fundamental Representations” means the representations and warranties of Optionor and/or MillerCoors, on the one hand, and Pabst, on the other hand, in Section 2.1(a) (Due Organization and Good Standing) and Section 2.1(b) (Authority) and Optionor's and MillerCoors' representations in Section 3.1(g)(ii) and 3.1(g)(iii) (Title and Sufficiency of Assets) of this Agreement.
“Governmental Entity” means any governmental, quasi-governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.
“Hazardous Materials” means any hazardous or toxic substance, material, or waste that is or becomes regulated by any Governmental Entity, including, without limitation, any substance, material, or waste that is (i) listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. § 172.101 and appendix thereto), (ii) identified by the United States Environmental Protection Agency as a hazardous substance under 40 C.F.R. Part 302, (iii) designated as a “hazardous substance” under Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. § 1317, (iv) defined as a “hazardous waste” under Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., (v) defined as a “hazardous substance” under Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., (vi) meets the definition of “waste” under a “hazardous material” under Cal. Health and Safety Code § 25501(n)(1),    (vii) an asbestos containing material, (viii) any petroleum product or material in any way derived from or containing any petroleum product,

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(ix) any perflourinated, perfluoroalkyl or polyfluoroalkyl compounds or (x) defined as a “hazardous waste,” a “hazardous material,” a “hazardous substance,” a “contaminant,” or a “waste” under any other laws or regulations applicable to the Purchased Assets (all as (i) through (x) above may, from time to time, be amended, revised, supplemented, replaced, or interpreted by rule or regulation).
“HSR Act” shall have the meaning set forth in Section 7.1(i).
“Improvements” shall have the meaning set forth in the recitals of this Agreement.
“Indemnified Parties” shall have the meaning set forth in Section 11.3(a).
“Indemnifying Party” shall have the meaning set forth in Section 11.4(a).
“Independent Accountants” shall have the meaning set forth in Section 12.5.
“Insurance Policies” shall have the meaning set forth in Section 3.1(h).
“Intellectual Property” shall have the meaning set forth in Section 1.2(c)(xi).
“Land” shall have the meaning set forth in the recitals of this Agreement.
“Law” means any federal, state, local or foreign, international or transactional law, statute or ordinance, common law, or any rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, agency requirement, authorization, license or permit of any Governmental Entity.
“Leased Assets” shall mean those items of personal property that Optionor or MillerCoors leases and uses on the Real Property.
“Leases” shall have the meaning set forth in Section 1.2(a)(x).
“Liabilities” means all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Liability Cap” shall mean $10,000,000.
“Liability Disclosure Notice” shall have the meaning set forth in Section 1.3(b).

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“Lien” shall mean mortgage, lien, charge, pledge, security interest, claim or other encumbrance
“Losses” shall have the meaning set forth in Section 11.2.
“Mandatory Cure Items” shall have the meaning set forth in Section 1.2(b).
“Master Leases” shall have the meaning set forth in Section 1.2(a)(ii).
“Material Agreements and Permits” shall have the meaning set forth in Section 4.2.
“Material Adverse Effect” means any change, occurrence or development, effect, fact or circumstance that, individually or taken together with any other changes, occurrences or developments, effects, facts or circumstances (x) is, or would reasonably be expected to materially adverse to the Purchased Assets taken as a whole or the operation of the Brewery or (y) prevents or would reasonably be expected to prevent, materially delay or materially impair the ability of the Parties to consummate the Transaction.
“Material Consents” shall have the meaning set forth in Section 4.2.
“MC 4.6 Indemnity” shall have the meaning set forth in Schedule 4.6.
“MillerCoors” shall have the meaning set forth in the preamble of this Agreement.
“Mineral Rights Profits Participation” shall have the meaning set forth in Section 1.10(b).
“Multiemployer Plans” shall have the meaning set forth in Section 3.1(m).
“MRO Inventory” shall have the meaning set forth in Section 1.2(a)(i).
“Non-Pabst Person” shall have the meaning set forth in Section 1.10(b).
“Notice of Intent to Transition” shall have the meaning set forth in Section 1.13.
“Notice Period” shall have the meaning set forth in Section 11.4(a).
“OFAC” shall have the meaning set forth in Section 2.1(e).
“Operating Costs” shall have the meaning set forth in Section 9.1(a).
“Option” shall have the meaning set forth in Section 1.1.
“Option Memorandum” shall have the meaning set forth in Section 12.2(h).

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“Optionor” shall have the meaning set forth in the preamble of this Agreement.
“Optionor Indemnified Parties” shall have the meaning set forth in Section 11.3(a).
“Optionor Party” means Optionor, MillerCoors and their respective Affiliates.
“Optionor WARN Liabilities” shall have the meaning set forth in paragraph (a) of Schedule 1.4.
“Optionor’s Knowledge”, “to Optionor’s Knowledge” and corollary terms shall mean the actual knowledge of the officers of Optionor, without investigation or inquiry.
“Optionor’s Rep Certificate” shall have the meaning set forth in Section 8.2(e).
“Order” means any order, writ, judgment, award, injunction or decree of any Governmental Entity.
“Pabst” shall have the meaning set forth in the preamble of this Agreement.
“Pabst 4.6 Indemnity” shall have the meaning set forth in Schedule 4.6.
“Pabst EL Cap” shall have the meaning set forth in paragraph (b) of Schedule 1.4.
“Pabst Entity” shall have the meaning set forth in Section 12.10.
“Pabst Indemnified Parties” shall have the meaning set forth in Section 11.2.
“Pabst Inspection Liabilities” shall have the meaning set forth in Section 1.7(g).
“Pabst’s Agents” shall have the meaning set forth in Section 1.7(b).
“Pabst’s Hiring Liability” shall have the meaning set forth in Section 1.3(d).
“Pabst WARN Liabilities” shall have the meaning set forth in paragraph (a) of Schedule 1.4.
“Participation Right” shall have the meaning set forth in Section 1.10(a).
“Party” and “Parties” shall have the meanings set forth in the preamble of this Agreement.
“Permits” shall have the meaning set forth in Section 1.2(a)(vi).

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“Permitted Liens” shall have the meaning set forth in Section 1.2(b).
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, other legal entity of any kind or any governmental entity.
“Personal Property” shall have the meaning set forth in Section 3.1(g)(iii).
“Pits” shall have the meaning set forth in Section 1.10(a).
“Plant Closure” shall have the meaning set forth in Section 1.5(b).
“Prohibited Transferees” shall have the meaning set forth in Section 1.10(c).
“Purchased Assets” shall have the meaning set forth in Section 1.2(a).
“Purchase Price” shall have the meaning set forth in Section 1.1.
“Purpose” shall have the meaning set forth in Section 12.2(b).
“Qualifying Transaction” shall have the meaning set forth in Section 1.10(a).
“Real Property” shall have the meaning set forth in Section 1.2(a).
“Recipient” shall have the meaning set forth in Section 12.2(b).
“Records” shall have the meaning set forth in Section 1.2(a)(vii).
“Regional Groundwater Plume” shall have the meaning set forth in Section 12.15.
“Released Parties” shall have the meaning set forth in Section 12.15.
“Representation Date” shall have the meaning set forth in Section 3.1.
“Representation Schedule Update” shall have the meaning set forth in Section 4.1(i).
“Sale of Pabst” shall have the meaning set forth in Section 1.10(c).
“Schedules” shall mean all schedules referenced in this Agreement, including without limitation all Representation Schedule Updates.
“Security Interest” shall have the meaning set forth in the definition of “Security Transaction.”
“Security Transaction” shall mean the granting of any mortgages, pledges, security interests or similar encumbrances on the Purchased Assets or any portions thereof

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or any direct or indirect ownership interests therein (collectively, “Security Interests”), a foreclosure or other enforcement of any Security Interest, a deed or assignment in lieu of a foreclosure or other enforcement of a Security Interest, or a sale or transfer by any lender or its designee (or any other person) following a foreclosure, deed or assignment in lieu of foreclosure or other enforcement of a Security Interest.
“Service Contracts” shall have the meaning set forth in Section 1.2(a)(v).
“Settlement Agreement” shall have the meaning set forth in the recitals of this Agreement.
“Signage” shall have the meaning set forth in Section 1.2(d).
“Supplier List” shall have the meaning set forth in Section 4.4.
“Survey” shall have the meaning set forth in Section 1.7(b).
“Survival Period” shall have the meaning set forth in Section 11.1(b).
“Tax Returns” shall have the meaning set forth in Section 1.1.
“Third Party Claim” shall have the meaning set forth in Section 11.4(a).
“Title Company” shall have the meaning set forth in Section 6.1.
“Title Policy” shall have the meaning set forth in Section 12.1(b).
“Transaction” shall have the meaning set forth in Section 3.1(b)(i).
“Transfer Tax Returns” shall have the meaning set forth in Section 8.2(i).
“Transferred Software” shall have the meaning set forth in Section 1.2(a)(iii).
“Transition Outline” shall have the meaning set forth in Section 1.7(a).
“Transition Services Agreement” shall have the meaning set forth in Section 1.5(d).
“TTB Licenses” shall have the meaning set forth in Section 1.2(a)(vi).
“WARN Laws” shall have the meaning set forth in paragraph (a) of Schedule 1.4.
“Water Supply Agreement” means that certain Amended and Restated Water Supply Agreement, dated as of February 23, 2009, by and between MillerCoors and the City of Azusa, California, a California municipal corporation, as amended from time to time.

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